Exhibit 10.2

AMENDED AND RESTATED CONTRIBUTION AGREEMENT

BY AND AMONG

TARVALÓN, S.L.,

BACARRETO, S.L.

SFDS GLOBAL HOLDINGS BV,

OCM LUXEMBOURG EPOF MEATS HOLDINGS SARL,

OCM LUXEMBOURG OPPS MEATS HOLDINGS SARL,

AND

OCM LUXEMBOURG EPOF SARL (FOR PURPOSES OF SECTION 7.3 AND ARTICLE IX ONLY)

AND

SMITHFIELD FOODS, INC. (FOR THE PURPOSES OF ARTICLES VII AND IX ONLY)

August 7, 2006

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2
1.1	Accounts	2
1.2	Affiliate	3
1.3	Agreement	3
1.4	Approval	3
1.5	Assets	3
1.6	Assignment Agreement	3
1.7	Books and Records	3
1.8	Class A Board Members	3
1.9	Class B Board Members	3
1.10	Class A HoldCo Shares	3
1.11	Class B HoldCo Shares	3
1.12	Closing	3
1.13	Closing Date	3
1.14	Company	4
1.15	Confidentiality and Exclusivity Agreement	4
1.16	Constituent Documents	4
1.17	Contracts	4
1.18	Contributed Shares	4
1.19	Debt	4
1.20	Earn-Out Agreement	4
1.21	Effective Time of Closing	4
1.22	Employment Regulations	4
1.23	Environment	4
1.24	Environmental Consents	4
1.25	Environmental Laws	4
1.26	Environmental Matters	4
1.27	EPOF	5
1.28	EPOF HoldCo Shares	5
1.29	EPOF Purchased Shares	5
1.30	EPOF Shares	5
1.31	EPOF Target Debt	5
1.32	Equipment	5
1.33	Exchange Act	5
1.34	Expenses	5
1.35	Financial Statements	5
1.36	FrenchCo Business	5
1.37	FrenchCo Intellectual Property Rights	5
1.38	GAAP	5
1.39	Governmental Authority	5
1.40	Hazardous Materials	5
1.41	HoldCo Shares	6
1.42	Industry Wide Plan	6
1.43	Intellectual Property	6
1.44	Inventory	6

i

1.45	Knowledge of Smithfield	6
1.46	Law	6
1.47	Letter Agreement	6
1.48	Liabilities	6
1.49	Lien	6
1.50	Losses	6
1.51	Material Adverse Effect	7
1.52	Oaktree	7
1.53	OCM	7
1.54	OCM Indemnified Parties	7
1.55	OPPS	7
1.56	OPPS HoldCo Shares	7
1.57	OPPS Purchased Shares	7
1.58	OPPS Shares	7
1.59	OPPS Target Debt	7
1.60	Permits	7
1.61	Person	7
1.62	Properties	7
1.63	Purchase Agreement	8
1.64	Retirement Benefit	8
1.65	Sara Lee/DE	8
1.66	Shares	8
1.67	Site	8
1.68	SLC	8
1.69	SLE	8
1.70	Smithfield	8
1.71	Smithfield France	8
1.72	Smithfield HoldCo Initial Shares	8
1.73	Smithfield HoldCo Shares	8
1.74	Smithfield Indemnified Parties	8
1.75	Smithfield Initial Shares	8
1.76	Smithfield Shares	8
1.77	Smithfield Target Debt	8
1.78	State Social Security Plan	9
1.79	Stockholders Agreement	9
1.80	Subsidiaries	9
1.81	Target Company IT Systems	9
1.82	Target Employee Benefit Plan	9
1.83	Tax	9
1.84	Tax Regulations	9
1.85	Tax Return	9
1.86	Third-Party Intellectual Property Rights	9
1.87	Third Party Right	9
1.88	Transaction Material Adverse Effect	10
1.89	Tri-Artisan	10

ARTICLE II CONTRIBUTION AND SHARE ISSUANCE		10
2.1	Contribution to the Company and Share Issuance	10
2.2	Contribution to HoldCo and Share Issuance	12
2.3	Deliveries at Closing	14
2.4	Company Directors	16
2.5	Deliveries Post Closing by HoldCo	17
2.6	Registration with Companies Registry	17

ARTICLE III WARRANTIES OF SMITHFIELD		17
3.1	Organization of Smithfield	17
3.2	Smithfield Authorization; Execution and Delivery; Enforceability	17
3.3	No Violation or Conflict by Smithfield	18
3.4	Title to Contributed Shares	18
3.5	Organization of the Company and HoldCo	18
3.6	Company and HoldCo Authorization; Execution and Delivery; Enforceability	18
3.7	No Violation or Conflict by the Company or HoldCo	18
3.8	Organization and Authority of Smithfield France	19
3.9	Capitalization	19
3.10	No Violation or Conflict by Smithfield France	19
3.11	Subsidiaries	19
3.12	Sufficiency of Assets	19
3.13	Financial Statements	19
3.14	Liabilities at Effective Time of Closing	20
3.15	Authorizations, Valid Obligations, Filings and Consents	20
3.16	Smithfield, the Shares and Smithfield France and Subsidiaries	20
3.17	Organizational Documents of Smithfield France and the Subsidiaries	20
3.18	Absence of Changes	20
3.19	Statutory Books	21
3.20	Accounting Records	21
3.21	Securities Exchange Act	21
3.22	Borrowings and Mortgages	22
3.23	Sureties	22
3.24	Grants	22
3.25	Licenses	23
3.26	Compliance	23
3.27	The Business Assets	23
3.28	Consents, Approvals and Compliance with Laws	25
3.29	No Broker	25
3.30	Contractual Matters	25
3.31	Litigation	27
3.32	Investigations	27
3.33	Insolvency, etc.	27
3.34	IP/IT	28
3.35	Real Estate	29
3.36	Environmental	31
3.37	Employment	32
3.38	Retirement Benefits	34

3.39	Tax Matters	35
3.40	Value of Smithfield France	35

ARTICLE IV WARRANTIES OF EPOF AND OPPS		35
4.1	EPOF Warranties	35
4.2	OPPS Warranties	36

ARTICLE V COVENANTS		37
5.1	Conduct of Business of Smithfield France and the Subsidiaries	37
5.2	Access to Information	37
5.3	Commercially Reasonable Efforts	37
5.4	Public Announcements	37
5.5	Confidentiality and Exclusivity Agreement	37
5.6	Target Debt	38

ARTICLE VI CONDITIONS PRECEDENT TO CLOSING		38
6.1	Conditions Precedent to Obligations of OCM	38
6.2	Conditions Precedent to Obligations of Smithfield	39

ARTICLE VII INDEMNITIES AND ADDITIONAL COVENANTS		39
7.1	Smithfield’s Indemnity	39
7.2	OCM’s Indemnity	41
7.3	Additional OCM Indemnity	42
7.4	Company Indemnity	42
7.5	Further Assurances	42

ARTICLE VIII TERMINATION; WAIVER		43
8.1	Termination	43
8.2	Effect of Termination	43
8.3	Waiver; Extension	43

ARTICLE IX MISCELLANEOUS		44
9.1	Entire Agreement; Amendment	44
9.2	Expenses	44
9.3	Governing Law; Consent to Jurisdiction	44
9.4	Assignment	45
9.5	Notices	45
9.6	Counterparts; Headings	46
9.7	Specific Performance	47
9.8	Interpretation	47
9.9	Severability	47
9.10	No Reliance	47
9.11	Survival; Exhibits	47
9.12	Oaktree	47

EXHIBITS

Exhibit 1.19	Earn-Out Agreement
Exhibit 1.75	Stockholders Agreement
Exhibit 3.9	Capitalization
Exhibit 3.11	Subsidiaries

v

AMENDED AND RESTATED CONTRIBUTION AGREEMENT

AMENDED AND RESTATED CONTRIBUTION AGREEMENT, made as of the 7th day of August, 2006, by and among Tarvalón, S.L., a private limited company organized under the laws of Spain (the “Company”), Bacarreto, S.L., a private limited company organized under the laws of Spain (“HoldCo”), SFDS Global Holdings BV, a private limited liability company organized under the laws of the Netherlands (“Smithfield”), OCM Luxembourg EPOF Meats Holdings SARL, a société à responsibilité limitée organized under the laws of Luxembourg (“EPOF”), OCM Luxembourg OPPS Meats Holdings SARL, a société à responsibilité limitée organized under the laws of Luxembourg (“OPPS” and collectively with EPOF, “OCM”) and, for the purposes of Section 7.3 and Article IX only, OCM Luxembourg EPOF SARL, a société à responsibilité limitée organized under the laws of Luxembourg (“Oaktree”) and, for the purposes of Articles VII and IX only, Smithfield Foods, Inc. (“Parent”).

RECITALS

WHEREAS, Smithfield has organized the Company solely for the purpose of consummating the transactions contemplated by that certain Agreement (as amended or supplemented, the “Purchase Agreement”), dated June 26, 2006, among Parent, the Company and Sara Lee Corporation (“SLE”), providing for the purchase by the Company of SLE’s and its Affiliates’ European meats business, and is the holder of 3,200 Shares (as defined herein);

WHEREAS, Smithfield has organized HoldCo to serve as the parent holding company of the Company;

WHEREAS, on June 29, 2006, the Company, Smithfield, Oaktree and Parent entered into the Contribution Agreement (the “Original Contribution Agreement”) providing for certain contributions of cash and stock to the Company;

WHEREAS, the parties desire to amend and restate the Original Contribution Agreement;

WHEREAS, in consideration of the partial payment of the purchase price under the Purchase Agreement, (a) Smithfield has agreed to acquire from SLE and its Affiliates €50,000,000 million of debt obligations incurred by Affiliates of SLE in connection with the European Business (as defined in the Purchase Agreement) (the “Smithfield Target Debt”), (b) EPOF has agreed to acquire from SLE and its Affiliates €74,723,539 million of debt obligations incurred by Affiliates of SLE in connection with the European Business (the “EPOF Target Debt”) and (c) OPPS has agreed to acquire from SLE and its Affiliates €34,166,461 million of debt obligations from certain entities incurred by Affiliates of SLE in connection with the European Business (the “OPPS Target Debt”);

WHEREAS, Smithfield desires to (a) contribute to the Company all of the shares of capital stock of Smithfield France SAS (“Smithfield France”) held by Smithfield and its Affiliates (with a deemed gross enterprise value of €120 million, which includes €20 million of debt (the “Debt”)) in exchange for Shares and (b) contribute the Smithfield Target Debt to the Company in exchange for Shares;

WHEREAS, EPOF desires to contribute the EPOF Target Debt to the Company in exchange for Shares;

WHEREAS, OPPS desires to contribute the OPPS Target Debt to the Company in exchange for Shares;

WHEREAS, following the contribution to the Company by (i) Smithfield of Smithfield France and the Smithfield Target Debt, (ii) EPOF of the EPOF Target Debt and (iii) OPPS of the OPPS Target Debt, (x) Smithfield desires to sell to EPOF and EPOF desires to acquire from Smithfield 1,098 Shares (the “EPOF Purchased Shares”) out of the Smithfield Initial Shares, equivalent to 34.31% of the share capital of the Company before the share capital increase contemplated by Section 2.1(b) and (y) Smithfield desires to sell to OPPS and OPPS desires to acquire from Smithfield 502 Shares (the “OPPS Purchased Shares”) out of the Smithfield Initial Shares, equivalent to 15.69% of the share capital of the Company before the share capital increase contemplated by Section 2.1(b);

WHEREAS, following the transactions described above, EPOF shall own 34.31% of the outstanding Shares, OPPS shall own 15.69% of the outstanding Shares and Smithfield shall own 50% of the outstanding Shares;

WHEREAS, each of (i) EPOF, OPPS and Smithfield desire to contribute their ownership interests in the Company to HoldCo in exchange for a ratable percentage of HoldCo Shares (as defined herein) and (ii) Smithfield, EPOF, OPPS and HoldCo desire to enter into the Earn-Out Agreement;

WHEREAS, immediately following such exchange, (a) Smithfield desires to sell to EPOF and EPOF desires to acquire from Smithfield, 1,098 HoldCo Shares out of the Smithfield Initial HoldCo Shares, equivalent to 34.31% of the share capital of the HoldCo before the share capital increase contemplated by Section 2.2(d) and (b) Smithfield desires to sell to OPPS and OPPS desires to acquire from Smithfield, 502 HoldCo Shares out of the Smithfield Initial HoldCo Shares, equivalent to 15.69% of the share capital of the Company before the share capital increase contemplated by Section 2.2(d); and

WHEREAS, following the transactions described above, EPOF shall own 34.31% of the outstanding HoldCo Shares, OPPS shall own 15.69% of the outstanding HoldCo Shares and Smithfield shall own 50% of the outstanding HoldCo Shares;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it hereby is agreed that:

ARTICLE I

DEFINITIONS

When used in this Agreement, the following terms shall have the meanings specified:

1.1 Accounts. “Accounts” shall mean all accounts receivable, notes receivable and associated rights owned by Smithfield France and the Subsidiaries.

1.2 Affiliate. “Affiliate” shall mean, with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. As used in this definition of the term “Affiliate” and elsewhere herein with respect to any Affiliate of any Person, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by voting trust, contract or similar arrangement, as trustee or executor, or otherwise.

1.3 Agreement. “Agreement” shall mean this Amended and Restated Contribution Agreement, together with the Exhibits attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

1.4 Approval. “Approval” shall mean approval or qualification by and/or due registration with the appropriate taxation, social security, supervisory, fiscal or other applicable regulatory authorities in the relevant state or jurisdiction, in order to obtain tax approved, favored or qualified status in the relevant jurisdiction, and Approved shall be construed accordingly.

1.5 Assets. “Assets” shall mean all of the assets of Smithfield France and the Subsidiaries, including, without limitation, the Accounts, Books and Records, Contracts, Equipment, Intellectual Property, Inventory, Permits and Real Property.

1.6 Assignment Agreement. “Assignment Agreement” shall have the meaning given to such term in Section 5.6.

1.7 Books and Records. “Books and Records” shall mean original or true and complete copies of all of the books, records, ledgers, files, data and information of Smithfield France and the Subsidiaries.

1.8 Class A Board Members. “Class A Board Members” shall have the meaning given to such term in Section 2.2(e).

1.9 Class B Board Members. “Class B Board Members” shall have the meaning given to such term in Section 2.2(e).

1.10 Class A HoldCo Shares. “Class A HoldCo Shares” shall have the meaning given to such term in Section 2.2(e).

1.11 Class B HoldCo Shares. “Class B HoldCo Shares” shall have the meaning given to such term in Section 2.2(e).

1.12 Closing. “Closing” shall mean the conference to be held at 10:00 a.m., local time, on the Closing Date, at the offices of Hunton & Williams LLP located at 200 Park Avenue, New York, New York 10166, or at such other time and place as the parties may mutually agree.

1.13 Closing Date. “Closing Date” shall mean the date on which the transactions contemplated by the Purchase Agreement are consummated.

1.14 Company. “Company” shall have the meaning given to such term in the Preamble hereto.

1.15 Confidentiality and Exclusivity Agreement. “Confidentiality and Exclusivity Agreement” shall mean the letter agreement, dated May 4, 2006, between Smithfield Foods, Inc. and Oaktree.

1.16 Constituent Documents. “Constituent Documents” shall mean the articles of association and bylaws (or similar organizational documents) of any entity.

1.17 Contracts. “Contracts” shall mean all material contracts, agreements, leases, licenses, relationships and commitments, written or oral, to which Smithfield France or any of the Subsidiaries are a party or by which any of them are bound, and that are required to conduct the business of Smithfield France and the Subsidiaries.

1.18 Contributed Shares. “Contributed Shares” shall mean all of the shares of capital stock of Smithfield France held by Smithfield.

1.19 Debt. “Debt” shall have the meaning given to such term in the Recitals hereto.

1.20 Earn-Out Agreement. “Earn-Out Agreement” shall mean that certain Earn-Out Agreement to be entered into between Smithfield, EPOF, OPPS and HoldCo, substantially in the form of Exhibit 1.20 attached hereto.

1.21 Effective Time of Closing. “Effective Time of Closing” shall mean 12:01 AM, local time, on the Closing Date.

1.22 Employment Regulations. “Employment Regulations” shall mean the Transfer of Undertaking (Protection of Employment) Regulations 1981.

1.23 Environment. “Environment” shall mean all or part of any of the following media, namely air (including the air within buildings or other natural or man-made structures above or below ground), water and land and any living organisms or systems supported by those media.

1.24 Environmental Consents. “Environmental Consents” shall mean any material permit, license, authorization, approval or consent required under Environmental Laws for the carrying on of the FrenchCo Business or the use of, or any activities or operations carried out at, any Site owned or occupied by Smithfield France or the Subsidiaries.

1.25 Environmental Laws. “Environmental Laws” shall mean all international, European Union, national, state, federal, regional or local laws (including common law, statute law, civil and criminal law and including codes of practice and guidance notes which are of mandatory effect) which are in force and binding at the date of this Agreement, to the extent that they relate to Environmental Matters.

1.26 Environmental Matters. “Environmental Matters” shall mean all matters relating to the pollution, protection of or prevention of harm to the Environment.

1.27 EPOF. “EPOF” shall have the meaning given to such term in the Preamble hereto.

1.28 EPOF HoldCo Shares. “EPOF HoldCo Shares” shall have the meaning given to such term in Section 2.2(g).

1.29 EPOF Purchased Shares. “EPOF Purchased Shares” shall have the meaning given to such term in the Recitals hereto.

1.30 EPOF Shares. “EPOF Shares” shall have the meaning given to such term in Section 2.1(e).

1.31 EPOF Target Debt. “EPOF Target Debt “ shall have the meaning given to such term in the Recitals hereto.

1.32 Equipment. “Equipment” shall mean all machinery, vehicles, equipment, furniture, fixtures, furnishings, parts, tools, engineering and other items of tangible personal property owned or leased by Smithfield France and the Subsidiaries and that are required to conduct the business of Smithfield France and the Subsidiaries.

1.33 Exchange Act. “Exchange Act” shall have the meaning given to such term in Section 3.21.

1.34 Expenses. “Expenses” shall have the meaning given to such term in Section 9.2.

1.35 Financial Statements. “Financial Statements” shall mean the unaudited financial statements of the FrenchCo Business for the three fiscal years ended April 27, 2003, May 2, 2004 and May 1, 2005 containing consolidated statements of operations for the fiscal years 2003, 2004 and 2005 and consolidated balance sheets as of April 27, 2003, May 2, 2004 and May 1, 2005.

1.36 FrenchCo Business. “FrenchCo Business” shall mean the business of Smithfield France and the Subsidiaries.

1.37 FrenchCo Intellectual Property Rights. “FrenchCo Intellectual Property Rights shall have the meaning give to such term in Section 3.34 hereof.

1.38 GAAP. “GAAP” shall mean generally accepted accounting principles as in effect in the United States as of the date of the subject financial statement.

1.39 Governmental Authority. “Governmental Authority” shall mean the government of any nation, state, city, locality or other political subdivision thereof, any multinational organization, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

1.40 Hazardous Materials. “Hazardous Materials” shall have the meaning given to such term in Section 3.36.

1.41 HoldCo Shares. “HoldCo Shares” shall mean the shares (“participaciones sociales”) of capital stock of HoldCo.

1.42 Industry Wide Plan. “Industry Wide Plan” shall mean any scheme, plan, fund or arrangement which provides Retirement Benefits to or in respect of employees in which employers may participate even if they are not within the same corporate group as the other participating employers whether under a collective bargaining agreement or otherwise, other than state social security plans in any relevant jurisdiction.

1.43 Intellectual Property. “Intellectual Property” shall mean all material (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto and patents, patent applications and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) trademarks, service marks, trade dress, logos, trade names and corporate names, together with translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith and applications, registrations and renewals in connection therewith, (c) copyrightable works, copyrights and applications, registrations and renewals in connection therewith, (d) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (e) computer software (including data and related documentation), (f) other proprietary rights, (g) rights as a licensee or authorized user of the intellectual property of any third party and (h) copies and tangible embodiments thereof (in whatever form or medium).

1.44 Inventory. “Inventory” shall mean all raw materials, work in progress and finished goods, wherever located, owned by Smithfield France and the Subsidiaries in connection with the FrenchCo Business.

1.45 Knowledge of Smithfield. “Knowledge of Smithfield” shall mean the actual knowledge of, after all reasonable inquiry by, C. Larry Pope, Richard J. M. Poulson, Dan G. Stevens and Robert Sharpe I.

1.46 Law. “Law” shall mean any federal, state, local or other law or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

1.47 Letter Agreement. “Letter Agreement” shall have the meaning given to such term in Section 5.6 hereof.

1.48 Liabilities. “Liabilities” shall have the meaning given to such term in Section 3.13.

1.49 Lien. “Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right of first refusal, restriction on transfer, right or other security interest or preferential arrangement or adverse claim of any kind or nature whatsoever.

1.50 Losses. “Losses” shall have the meaning given to such term in Section 7.1 hereof.

1.51 Material Adverse Effect. “Material Adverse Effect” shall mean a material adverse change in or effect on the financial condition, business, properties, results of operations or prospects of Smithfield France and the Subsidiaries, taken as a whole; provided, however, that “Material Adverse Effect” shall not include the effect of any change or effect arising out of or attributable to (a) the markets in which Smithfield France and the Subsidiaries operate generally, (b) general economic or political conditions (including those effecting the securities markets), (c) the public announcement of this Agreement or the Purchase Agreement or of the consummation of the transactions contemplated hereby and thereby, (d) any change arising in connection with acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events occurring after the date hereof or (e) changes in Laws or accounting rules.

1.52 Oaktree. “Oaktree” shall have the meaning given to such term in the Recitals hereto.

1.53 OCM. “OCM” shall have the meaning given to such term in the Preamble hereto.

1.54 OCM Indemnified Parties. “OCM Indemnified Parties” shall have the meaning given to such term in Section 7.1 hereof.

1.55 OPPS. “OPPS” shall have the meaning given to such term in the Preamble hereto.

1.56 OPPS HoldCo Shares. “OPPS HoldCo Shares” shall have the meaning given to such term in Section 2.2(g).

1.57 OPPS Purchased Shares. “OPPS Purchased Shares” shall have the meaning given to such term in the Recitals hereto.

1.58 OPPS Shares. “OPPS Shares” shall have the meaning given to such term in Section 2.1(e).

1.59 OPPS Target Debt. “OPPS Target Debt “ shall have the meaning given to such term in the Recitals hereto.

1.60 Permits. “Permits” shall have the meaning given to such term in Section 3.26.

1.61 Person. “Person” shall mean any individual, sole proprietorship, trust, estate, executor, legal representative, unincorporated association, association, institution, corporation, company, partnership, limited liability company, limited liability partnership, joint venture, government, Governmental Authority, and any regulatory or self-regulatory authority or agency or other entity.

1.62 Properties. “Properties” shall mean all real property owned or leased by Smithfield France or any Subsidiary, together with the improvements located thereon, including all appurtenant rights, claims and interests, which is used in and is material to the conduct of the FrenchCo Business.

1.63 Purchase Agreement. “Purchase Agreement” shall have the meaning given to such term in the Recitals hereto.

1.64 Retirement Benefit. “Retirement Benefits” shall mean any pension, allowance, lump sum, gratuity or similar benefit provided or to be provided on or after retirement, death, disability or leaving service (whether voluntary or not) in respect of an employee’s employment. This does not include post retirement medical and dental and other healthcare and welfare benefits, termination indemnities and any benefits provided under an arrangement the sole purpose of which is to provide benefits on the accidental injury or death of an employee.

1.65 Sara Lee/DE. “Sara Lee/DE” shall have the meaning given to such term in Section 5.6.

1.66 Shares. “Shares” shall mean the shares (“participaciones sociales”) of capital stock of the Company.

1.67 Site. “Site” shall have the meaning given to such term in Section 3.36.

1.68 SLC. “SLC” shall have the meaning given to such term in Section 5.6.

1.69 SLE. “SLE” shall have the meaning given to such term in the Recitals hereto.

1.70 Smithfield. “Smithfield” shall have the meaning given to such term in the Preamble hereto.

1.71 Smithfield France. “Smithfield France” shall have the meaning given to such term in the Recitals hereto.

1.72 Smithfield HoldCo Initial Shares. “Smithfield HoldCo Initial Shares” shall mean the 3,200 HoldCo Shares owned by Smithfield prior to the increase of capital of HoldCo pursuant to Section 2.2(d).

1.73 Smithfield HoldCo Shares. “Smithfield HoldCo Shares” shall have the meaning given to such term in Section 2.2(g).

1.74 Smithfield Indemnified Parties. “Smithfield Indemnified Parties” shall have the meaning given to such term in Section 7.2 hereof.

1.75 Smithfield Initial Shares. “Smithfield Initial Shares” shall mean the Shares owned by Smithfield prior to the increase of capital of the Company pursuant to Section 2.1(b).

1.76 Smithfield Shares. “Smithfield Shares” shall have the meaning given to such term in Section 2.1(e).

1.77 Smithfield Target Debt. “Smithfield Target Debt” shall have the meaning given to such term in the Recitals hereto.

1.78 State Social Security Plan. “State Social Security Plan” shall mean any Retirement Benefit plans that are operated by state entities to which Smithfield France or any of the Subsidiaries are required to contribute under Law.

1.79 Stockholders Agreement. “Stockholders Agreement” shall mean that certain Stockholders Agreement, to be entered into as of the Closing Date, among HoldCo, Smithfield, EPOF and OPPS, substantially in the form of Exhibit 1.79.

1.80 Subsidiaries. “Subsidiaries” shall mean, collectively, Jean Caby SAS and Dispranor SARL and “Subsidiary” shall mean either one of the foregoing.

1.81 Target Company IT Systems. “Target Company IT Systems” shall mean all computer hardware (including network and communications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by Smithfield France and the Subsidiaries.

1.82 Target Employee Benefit Plan. “Target Employee Benefit Plan” shall mean, in any jurisdiction, any scheme, fund, arrangement, plan or agreement, custom or practice (whether funded or unfunded) under which Smithfield or Smithfield France or any of the Subsidiaries provides, is liable or contingently liable to provide or has agreed to provide (or to which Smithfield or Smithfield France or any of the Subsidiaries contributes, is liable or contingently liable to contribute or has agreed to contribute to the provision) of any Retirement Benefits for or in respect of any employee but excluding any State Social Security or Industry-Wide Plan .

1.83 Tax. “Tax” shall mean any tax (including income tax, profit tax, withholding tax, précompte, capital gains tax, value-added tax, sales tax, property tax, gift tax, real estate tax, excise tax, retirement, unemployment, CSG, CRDS and social security contributions in any applicable jurisdiction), tariff or duty (including any stamp or customs duty) and any fine, penalty, interest or addition to tax imposed, assessed or collected by or under the authority of any governmental body; and Taxes shall be construed accordingly.

1.84 Tax Regulations. “Tax Regulations” shall mean any Tax or custom law, statute, decree, ordinance, rule, order or other text of application of the said law applicable in a given country as well as any international treaty (including the derivative law – directive, regulations or others – of this treaty).

1.85 Tax Return. “Tax Return” shall mean any return, report, information return, statement, declaration or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with any determination, assessment or collection of any Tax or other administration of any laws, regulations or administrative requirements.

1.86 Third-Party Intellectual Property Rights. “Third Party Intellectual Property Rights” shall have the meaning give to such term in Section 3.34 hereof.

1.87 Third Party Right. “Third Party Right” shall mean any interest or equity of any person (including any right to acquire, option or right of pre emption or conversion or similar rights or agreements) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention, right of set off, trust arrangement for the purpose of providing security or any other security agreement or arrangement of any kind, or any agreement to create any of the above.

1.88 Transaction Material Adverse Effect. “Transaction Material Adverse Effect” shall mean a material adverse change in or effect on the financial condition, business, properties, results of operations or prospects of (i) the European Business and (ii) Smithfield France and the Subsidiaries, taken as a whole; provided, however, that “Transaction Material Adverse Effect” shall not include the effect of any change or effect arising out of or attributable to (a) the markets in which the European Business or Smithfield France and the Subsidiaries operate generally, (b) general economic or political conditions (including those effecting the securities markets), (c) the public announcement of this Agreement or the Purchase Agreement or of the consummation of the transactions contemplated hereby and thereby, (d) any change arising in connection with acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events occurring after the date hereof or (e) changes in Laws or accounting rules.

1.89 Tri-Artisan. “Tri-Artisan” shall have the meaning given to such term in Section 4.1(d).

ARTICLE II

CONTRIBUTION AND SHARE ISSUANCE

2.1 Contribution to the Company and Share Issuance

(a)	At the Closing:

(i)	Smithfield shall contribute to the Company the Contributed Shares.

(ii)	Smithfield shall contribute to the Company the Smithfield Target Debt.

(iii)	EPOF shall contribute to the Company the EPOF Target Debt.

(iv)	OPPS shall contribute to the Company the OPPS Target Debt.

(b) For the implementation of the steps foreseen in Section 2.1(a)(i) at the Closing, Smithfield in its capacity as shareholder of the Company shall call a general shareholders meeting and shall resolve to increase the Company’s share capital in the amount of €12,499,999.00 in order to issue the following Shares

(i) in consideration of Smithfield’s contribution pursuant of the Contributed Shares, Smithfield shall subscribe for and receive 12,499,999 new ordinary Shares with a nominal value of €1 each of the same class and series as the Smithfield Initial Shares, free and clear of all Liens, paying a total issuance premium of €87,500,001;

For the avoidance of doubt it is stated that the issuance premium is not to be paid in cash but is the difference between the nominal value of the Shares received and the value given to the contribution contemplated by Section 2.1(a)(i). The increase in share capital of the Company pursuant to this Section 2.1(b) shall be documented by a notarial public deed.

(c) For the implementation of the steps foreseen in Sections 2.1(a)(ii), 2.1(a)(iii) and 2.1(a)(iv) at the Closing, Smithfield in its capacity as shareholder of the Company shall call a general shareholders meeting and shall resolve to increase the Company’s share capital in the amount of €24,999,999.00 in order to issue the following Shares, first, to Smithfield and, second, following completion of the first step, to EPOF and OPPS:

(i) in consideration of Smithfield’s contribution pursuant to Section 2.1(a)(ii), Smithfield shall subscribe for and receive 6,250,000 new ordinary Shares with a nominal value of €1 each of the same class and series as the Smithfield Initial Shares, free and clear of all Liens, paying a total issuance premium of €43,750,000; and

(ii) immediately following the transaction in Section 2.1(c)(i):

(A) in consideration of EPOF’s contribution pursuant to Section 2.1(a)(iii), EPOF shall subscribe for and receive 12,866,804 new ordinary Shares with a nominal value of €1 each of the same class and series as the Smithfield Initial Shares, free and clear of all Liens, paying a total issuance premium of €61,856,735; and

(B) in consideration of OPPS’s contribution pursuant to Section 2.1(a)(iv), OPPS shall subscribe for and receive 5,883,195 new ordinary Shares with a nominal value of €1 each of the same class and series as the Smithfield Initial Shares, free and clear of all Liens, paying a total issuance premium of €28,283,266.

For the avoidance of doubt, the issuance premiums payable in this Section 2.1(c) will not be paid in cash but shall rather be represented by the difference in value between the nominal value of the Shares received by the contributor and the determined value of the contribution by such contributor. The increase in share capital of the Company pursuant to this Section 2.1(c) shall be documented by a notarial public deed.

(d) Immediately following the transactions contemplated by Section 2.1(a), 2.1(b) and 2.1(c), Smithfield shall sell to EPOF and EPOF shall acquire from Smithfield, free and clear of all Liens, the EPOF Purchased Shares out of the Smithfield Initial Shares, equivalent to 34.31% of the share capital of the Company before the share capital increases contemplated by Sections 2.1(b) and 2.1(c), with a nominal value of €1 per Share and (ii) Smithfield shall sell to OPPS and OPPS shall acquire from Smithfield, free and clear of all Liens, the OPPS Purchased Shares, out of the Smithfield Initial Shares, equivalent to 15.69 % of the share capital of the Company before the share capital increases contemplated by Section 2.1(b) and 2.1(c), with a nominal value of €1 per Share. Such sales shall be documented by notarial public deeds. The price for the transfer of these 1,600 Shares, equivalent to 50% of the Smithfield Initial Shares, shall be the nominal value of such shares (i.e., €1 per Share). The Company shall acknowledge such transfer at the Closing.

(e) After completion of the matters described in this Section 2.1, Smithfield shall own 18,751,599 Shares, equivalent to 50% of the outstanding Shares (the “Smithfield Shares”), EPOF shall own 12,867,902 Shares equivalent to 34.31% (the “EPOF Shares”) of the outstanding Shares and OPPS shall own 5,883,697 Shares, equivalent to 15.69% (the “OPPS Shares”) of the outstanding Shares, with each party owning Shares that confer the same rights and obligations upon each shareholder.

2.2 Contribution to HoldCo and Share Issuance

(a) Immediately following the transactions contemplated by Section 2.1, Smithfield shall (i) contribute the Smithfield Shares to HoldCo and (ii) enter into the Earn-Out Agreement.

(b) Immediately following the transactions contemplated by Section 2.1, EPOF shall (i) contribute the EPOF Shares to HoldCo and (ii) enter into the Earn-Out Agreement.

(c) Immediately following the transactions contemplated by Section 2.1, OPPS shall (i) contribute the OPPS Shares to HoldCo and (ii) enter into the Earn-Out Agreement.

(d) For the implementation of the steps foreseen in Section 2.2(a), Section 2.2 (b) and Section 2.2 (c):

(i) Smithfield in its capacity as sole shareholder of HoldCo shall hold a general shareholders meeting and shall resolve to increase HoldCo’s share capital in the amount of €38,833,978.00 in order to issue, in consideration of the contributions pursuant to Sections 2.2(a), 2.2(b) and 2.2(c), 38,833,978 new HoldCo Shares; and

(ii) (A) Smithfield shall subscribe for and receive 19,416,989 new ordinary HoldCo Shares with a nominal value of €1 each of the same class and series as the Smithfield Initial HoldCo Shares, free and clear of all Liens, other than as contemplated by the Stockholders Agreement or in the By-laws of the HoldCo, paying a total issuance premium of €110,029,604.33 (B) EPOF shall subscribe for and receive 13,324,512 new HoldCo Shares with a nominal value of €1 each of the same class and series as the Smithfield Initial HoldCo Shares, free and clear of all Liens, other than as contemplated by the Stockholders Agreement or in the By-laws of the HoldCo, paying a total issuance premium of €75,505,568.00, and (C) OPPS shall subscribe for and receive 6,092,477 new HoldCo Shares with a nominal value of €1 each of the same class and series as the Smithfield Initial HoldCo Shares, free and clear of all Liens, other than as contemplated by the Stockholders Agreement or in the By-laws of the HoldCo, paying a total issuance premium of €34,524,036.33. For the avoidance of doubt it is stated that the issuance premiums are not to be paid in cash but is the difference between the nominal value of the HoldCo Shares received and the value given to the contribution of the Shares by each party.

The increase in share capital of HoldCo pursuant to this Section 2.2(d) shall be documented by a notarial public deed. The parties acknowledge that the contribution of the Smithfield Shares, the EPOF Shares and the OPPS Shares to HoldCo shall be subject to the condition precedent that the notarial deeds documenting the increase in share capital of the Company contemplated by Section 2.1 shall have been accepted for registration by the Companies Registry. The parties shall take all necessary actions, subject to applicable Law, to give full effectiveness to the transfers of Shares to HoldCo contemplated by this Section 2.2, including carrying out any and all steps and to granting any complementary public instruments, deeds, and documents that may be required to cause the full registration of the notarial public deeds documenting the increases in the share capital of the Company contemplated by Section 2.1.

(e) In the same general shareholders meeting stated as per Section 2.2(d), Smithfield shall resolve, inter alia, (A) to establish that the managing body of HoldCo shall be a Board of Directors composed of six (6) members and shall, pursuant to the process contemplated by the Stockholders Agreement, appoint the nominees of Smithfield and OCM as new members of the Board of HoldCo; and (B) to amend the By-Laws of HoldCo to reflect, as applicable, the terms and provisions of the Stockholders Agreement to the extent permitted or required by Law. In order to adapt the By-laws to the terms and provisions of the Stockholders Agreement, Smithfield shall, as sole shareholder of HoldCo, resolve to convert the HoldCo Shares into two classes of stock (Class A (the “Class A HoldCo Shares”) and Class B (the “Class B HoldCo Shares”)). The Class A HoldCo Shares and the Class B HoldCo Shares shall convey exactly the same rights and obligations upon each shareholder and each such HoldCo Share shall possess one (1) vote; provided, however, that (i) (a) the Class A HoldCo Shares shall have the right to nominate three (3) persons for election to the Board of Directors (equivalent to 50% of the number of members) (hereinafter “Class A Board Members”) and (b) the Class B HoldCo Shares shall have the right to nominate three (3) persons for election to the Board of Directors (equivalent to 50% of the number of members) (hereinafter “Class B Board Members”); (ii) the Chairman and Vice-secretary, as one group, and the Vice-chairman and Secretary, as another group, shall be appointed on a rotating basis for two (2) year terms, such that the Class A Board Members shall initially propose for appointment the Chairman and Vice-secretary and that the Class B Board Members shall initially propose for appointment the Vice-chairman and Secretary; and (iii) providing that certain decisions of the Board of Directors shall require the approval of two (2) Class A Board Members and two (2) Class B Board Members. In the event that there is any conflict between the provisions of the Stockholders Agreement and the rights given to the Class A HoldCo Shares and the Class B HoldCo Shares which adversely affects the rights of either Smithfield or OCM (or both of them) under the Stockholders Agreement, the parties shall cause the By-laws to be amended to remove the distinction between Class A HoldCo Shares and Class B HoldCo Shares. Additionally, in the event that the Companies Registry does not accept the amendments to the By-laws contemplated by this Section 2.2(e), the parties shall negotiate in good faith to prepare a set of By-laws which is both consistent with the terms of the Stockholders Agreement and as contemplated by this Section 2.2(e) which will be acceptable to the Companies Registry.

As a consequence of the conversion of Shares into two classes of stock, the general shareholders meeting shall allocate the new HoldCo Shares as follows:

(i) In consideration for the Smithfield Initial HoldCo Shares, Smithfield shall receive 1,600 Class A HoldCo Shares and 1,600 Class B HoldCo Shares.

(ii) In consideration for the 19,416,989 ordinary HoldCo Shares received by Smithfield as a consequence of the share capital increase foreseen in Section 2.2(d), Smithfield shall receive 19,416,989 Class A HoldCo Shares.

(iii) In consideration for the 13,324,512 ordinary HoldCo Shares received by EPOF as a consequence of the share capital increase foreseen in Section 2.2(d), EPOF shall receive 13,324,512 Class B HoldCo Shares.

(iv) In consideration for the 6,092,477 ordinary HoldCo Shares received by OPPS as a consequence of the share capital increase foreseen in Section 2.2(d), OPPS shall receive 6,092,477 Class B HoldCo Shares.

(f) Immediately following the transactions contemplated by Section 2.2(a) through 2.1(e), Smithfield shall sell to EPOF and EPOF shall acquire from Smithfield, free and clear of all Liens, 1,098 Class B HoldCo Shares, received by Smithfield upon the conversion of the Smithfield Initial HoldCo Shares into Class B HoldCo Shares and equivalent to 34.31% of the share capital of HoldCo before the share capital increase contemplated by Section 2.2(d), with a nominal value of €1 per Class B HoldCo Share and (ii) Smithfield shall sell to OPPS and OPPS shall acquire from Smithfield, free and clear of all Liens, 502 Class B HoldCo Shares, stemming out of the conversion of the Smithfield Initial HoldCo Shares into Class B HoldCo Shares equivalent to 15.69% of the share capital of HoldCo before the share capital increase contemplated by Section 2.2(d), with a nominal value of €1 per Class B HoldCo Share. Such sales shall be documented by notarial public deeds. The price for the transfer of these 1,600 Class B HoldCo Shares shall be the nominal value of such shares (i.e., €1 per Class B HoldCo Share). HoldCo shall acknowledge such transfer at the Closing.

(g) After completion of the matters described in this Section 2.2, Smithfield shall own 19,418,589 Class A HoldCo Shares (the “Smithfield HoldCo Shares”), equivalent to 50% of the outstanding HoldCo Shares, EPOF shall own 13,325,610 Class B HoldCo Shares (the “EPOF HoldCo Shares”), equivalent to 34.31% of the outstanding HoldCo Shares, and OPPS shall own 6,092,979 Class B HoldCo Shares (the “OPPS HoldCo Shares”), equivalent to 15.69% of the outstanding HoldCo Shares, with each party owning HoldCo Shares that confer the same rights and obligations upon each shareholder.

2.3 Deliveries at Closing

(a) By Smithfield. (i) At the Closing, Smithfield shall deliver to the Company the following items, each (where applicable) properly executed and dated as of the Closing Date and in form and substance reasonably satisfactory to the Company and: (A) the Contributed Shares, along with duly-executed stock powers (or equivalent instruments of transfer) therefor, to convey the Contributed Shares to the Company; (B) the Smithfield Target Debt; and (C) the certificate contemplated by Section 6.1(d) hereof; and (ii) immediately following the transactions contemplated by Section 2.2, Smithfield shall deliver to HoldCo, EPOF and OPPS, the following items, each (where applicable) properly executed and dated as of the Closing Date and in form and substance reasonably satisfactory to HoldCo, EPOF and OPPS: (A) the Earn-Out Agreement and (B) the Stockholders Agreement.

(b) By EPOF. (i) At the Closing, EPOF shall deliver to the Company the following items, each (where applicable) properly executed and dated as of the Closing Date and in a form reasonably satisfactory to the Company: (A) the EPOF Target Debt; and (B) the certificate contemplated by Section 6.2(c) hereof; and (ii) immediately following the transactions contemplated by Section 2.2, EPOF shall deliver to HoldCo, Smithfield and OPPS the following items, each (where applicable) properly executed and dated as of the Closing Date and in form and substance reasonably satisfactory to HoldCo, Smithfield and OPPS: (A) the Earn-Out Agreement; and (B) the Stockholders Agreement.

(c) By OPPS. (i) At the Closing, OPPS shall deliver to the Company the following items, each (where applicable) properly executed and dated as of the Closing Date and in a form reasonably satisfactory to the Company and/or Smithfield, as applicable: (A) the OPPS Target Debt; and (B) the certificate contemplated by Section 6.2(c) hereof; and (ii) immediately following the transactions contemplated by Section 2.2, OPPS shall deliver to HoldCo, Smithfield and EPOF the following items, each (where applicable) properly executed and dated as of the Closing Date and in form and substance reasonably satisfactory to HoldCo, Smithfield and EPOF: (A) the Earn-Out Agreement; and (B) the Stockholders Agreement.

(d) By the Company.

(i) At the Closing, the Company shall deliver to Smithfield the following items, each (where applicable) properly executed and dated as of the Closing Date and in a form reasonably satisfactory to Smithfield: (A) a certificate issued by the Chairman and the Secretary of the Board of the Company (or equivalent officer) confirming the terms of the share capital increases described under Sections 2.1(b) and 2.1(c) above; and (B) a copy of the notarial public deeds documenting the share capital increases described under Sections 2.1(b) and 2.1(c) above.

(ii) At the Closing, the Company shall deliver to EPOF the following items, each (where applicable) properly executed and dated as of the Closing Date and in a form reasonably satisfactory to EPOF: (A) a certificate issued by the Chairman and the Secretary of the Board of the Company (or equivalent officers) confirming the terms of the share capital increase described under Section 2.1(c) and the purchase by EPOF of the EPOF Purchased Shares as described in Section 2.1(d); and (B) a copy of the notarial public deed documenting the share capital increase described under Section 2.1(c) above.

(iii) At the Closing, the Company shall deliver to OPPS the following items, each (where applicable) properly executed and dated as of the Closing Date and in a form reasonably satisfactory to OPPS: (A) a certificate issued by the Chairman and the Secretary of the Board of the Company (or equivalent officers) confirming the terms of the share capital increase described under Section 2.1(c) and the purchase by OPPS of the OPPS Purchased Shares as described in Section 2.1(d); and (B) a copy of the notarial public deed documenting the share capital increase described under Section 2.1(c) above.

(e) By HoldCo

(i) Immediately following the transactions contemplated by Section 2.2, HoldCo shall deliver to Smithfield the following items, each (where applicable) properly executed and dated as of the Closing Date and in a form reasonably satisfactory to Smithfield: (A) a certificate issued by the Chairman and the Secretary of the Board of HoldCo (or equivalent officers) confirming (1) the terms of the share capital increase described under Section 2.2(d) above and (2) that Smithfield owns 1,600 Class A HoldCo Shares and it is entitled to receive 19,416,989 new Class A HoldCo Shares as contemplated by Section 2.2(d), and that such ownership of 1,600 Class A HoldCo Shares by Smithfield is recorded in the Registry Book of Shares of HoldCo; (B) the Earn-Out Agreement; (C) the Stockholders Agreement; and (D) a copy of the notarial public deed documenting the share capital increase described under Section 2.2(d) above, and documenting the rest of resolutions described under Section 2.2(e) above.

(ii) Immediately following the transactions contemplated by Section 2.2, HoldCo shall deliver to EPOF the following items, each (where applicable) properly executed and dated as of the Closing Date and in a form reasonably satisfactory to EPOF: (A) a certificate issued by the Chairman and the Secretary of the Board of HoldCo (or equivalent officers) confirming (1) the terms of the share capital increase described under Section 2.2(d) above, (2) the purchase by EPOF of the HoldCo Shares as described in Section 2.2(f), and (3) that EPOF owns 1,098 Class B HoldCo Shares and it is entitled to receive 13,324,512 new Class B HoldCo Shares as contemplated by Section 2.2(d), and that such ownership of 1,098 Class B HoldCo Shares by EPOF is recorded in the Registry Book of Shares of HoldCo; (B) the Earn-Out Agreement; (C) the Stockholders Agreement; and (D) a copy of the notarial public deed documenting the share capital increase described under Section 2.2(d) above, and documenting the rest of resolutions described under Section 2.2(e) above.

(iii) Immediately following the transactions contemplated by Section 2.2, HoldCo shall deliver to OPPS the following items, each (where applicable) properly executed and dated as of the Closing Date and in a form reasonably satisfactory to OPPS: (A) a certificate issued by the Chairman and the Secretary of the Board of HoldCo (or equivalent officers) confirming (1) the terms of the share capital increase described under Section 2.2(d) above, (2) the purchase by OPPS of the HoldCo Shares as described in Section 2.2(f), and (3) that OPPS owns 502 Class B HoldCo Shares and it is entitled to receive 6,092,477 new Class B HoldCo Shares as contemplated by Section 2.2(d), and that such ownership of 502 Class B HoldCo Shares by OPPS is recorded in the Registry Book of Shares of HoldCo; (B) the Earn-Out Agreement; (C) the Stockholders Agreement; and (D) a copy of the notarial public deed documenting the share capital increase described under Section 2.2(d) above, and documenting the rest of resolutions described under Section 2.2(e) above.

2.4 Company Directors. At Closing, HoldCo in its capacity as sole shareholder of the Company shall hold a general shareholders’ meeting and shall resolve, inter alia, to appoint the nominees of OCM as new members of the Board of the Company pursuant to the terms of the Stockholders Agreement, or alternatively to appoint a managing body of the Company with an even number of members that respects an equal distribution of positions, Smithfield being entitled to appoint 50% of the members of that managing body and OCM being entitled to appoint the remaining 50% of the members of that managing body.

2.5 Deliveries Post Closing by HoldCo. Immediately following the registration with the Companies Registry of the notarial public deeds contemplated by Section 2.2(d), HoldCo shall deliver (i) to Smithfield, properly executed and in a form reasonably satisfactory to Smithfield, a certificate issued by the Chairman and the Secretary of the Board of HoldCo (or equivalent officers) confirming that Smithfield owns the Smithfield HoldCo Shares as contemplated by Section 2.2(g); (ii) to EPOF, properly executed and in a form reasonably satisfactory to EPOF, a certificate issued by the Chairman and the Secretary of the Board of HoldCo (or equivalent officers) confirming that EPOF owns the EPOF HoldCo Shares as contemplated by Section 2.2(g); and (iii) to OPPS, properly executed and in a form reasonably satisfactory to OPPS, a certificate issued by the Chairman and the Secretary of the Board of HoldCo (or equivalent officers) confirming that OPPS owns the OPPS HoldCo Shares as contemplated by Section 2.2(g).

2.6 Registration with Companies Registry

(a) All parties commit to achieve the registration with the Companies Registry (Registro Mercantil) of the share capital increases in Sections 2.1(b), 2.1(c) and 2.2(d).

(b) In case of any problems with the registration of such share capital increases, all parties commit to take all necessary steps and sign any required agreements or resolutions to correct the situation and cause such share capital increases to be registered.

(c) During any period in which such registrations have not been completed, including in the case of the contribution by Smithfield, EPOF and OPPS to HoldCo of Shares in the Company where the Shares created by the capital increase have not yet been registered, the parties agree that they shall be bound by the terms of the Stockholders Agreement in regards to HoldCo and the Company as if the registration had taken place.

ARTICLE III

WARRANTIES OF SMITHFIELD

Smithfield hereby warrants to OCM, the Company and HoldCo that:

3.1 Organization of Smithfield. Smithfield is a private limited liability company duly organized, validly existing and in good standing under the laws of the Netherlands and has full corporate power to enter into this Agreement and to perform its obligations hereunder.

3.2 Smithfield Authorization; Execution and Delivery; Enforceability. The execution, delivery and performance by Smithfield of this Agreement, and of all of the other documents and instruments required hereby from Smithfield, are within the corporate power of Smithfield and have been duly authorized by all necessary corporate action of Smithfield. This Agreement has been duly executed and delivered by Smithfield. This Agreement is, and the other documents and instruments required hereby to which Smithfield is a party will be, when executed and delivered by the parties thereto, the valid and binding obligations of Smithfield, enforceable against Smithfield in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors’ rights and (b) the availability of equitable remedies (whether in a proceeding in equity or at law).

3.3 No Violation or Conflict by Smithfield. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated herein, do not and will not conflict with or violate (a) any material Law, judgment, order or decree binding on Smithfield or (b) the Constituent Documents of Smithfield.

3.4 Title to Contributed Shares. Smithfield owns, or will at the Closing own, of record and beneficially good and valid title to the Contributed Shares, free and clear of any and all Liens. Upon delivery of the certificates representing the Contributed Shares to the Company at the Closing and upon Smithfield’s receipt of the consideration contemplated by Section 2.1(a) hereof therefor, good and valid title to the Contributed Shares, free and clear of all Liens, will pass to the Company.

3.5 Organization of the Company and HoldCo. Each of the Company and HoldCo is a private limited company duly organized, validly existing and in good standing under the laws of Spain and has full corporate power to enter into this Agreement and to perform its obligations hereunder. Other than as contemplated by this Agreement, (i) neither the Company nor HoldCo has any liabilities in respect of any Person and (ii) prior to entering into this Agreement, each of the Company and HoldCo has been a dormant company and has not assumed any obligation or commitment and has not carried out any activity other than, in the case of the Company, entering into the Purchase Agreement and the Original Contribution Agreement and other than transactions among the Company, on the one hand, and EPOF and/or OPPS on the other hand.

3.6 Company and HoldCo Authorization; Execution and Delivery; Enforceability. The execution, delivery and performance by each of the Company and HoldCo of this Agreement, and of all of the other documents and instruments required hereby from the Company and HoldCo, are within the corporate power of the Company or HoldCo, as the case may be, and have been duly authorized by all necessary corporate action of the Company and HoldCo. This Agreement has been duly executed and delivered by each of the Company and HoldCo. This Agreement is, and the other documents and instruments required hereby to which the Company or HoldCo is a party will be, when executed and delivered by the parties thereto, the valid and binding obligations of each of the Company and HoldCo, enforceable against each of the Company and HoldCo in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors’ rights and (a) the availability of equitable remedies (whether in a proceeding in equity or at law).

3.7 No Violation or Conflict by the Company or HoldCo. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated herein, do not and will not conflict with or violate any (a) Law, judgment, order or decree binding on the Company or HoldCo or (b) the Constituent Documents of the Company or HoldCo.

3.8 Organization and Authority of Smithfield France. Smithfield France is duly organized, validly existing and in good standing under the laws of France. Smithfield France has full corporate power to carry on its business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held.

3.9 Capitalization. The authorized equity capitalization of Smithfield France is set forth on Exhibit 3.9 attached hereto. The Contributed Shares represent all of the issued and outstanding capital stock of Smithfield France, have been duly and validly authorized and issued and are fully paid and non-assessable. There are no options, warrants or other rights to subscribe for or purchase any capital stock of Smithfield France or securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any capital stock of Smithfield France, nor is Smithfield France committed to issue any such option, warrant or other right.

3.10 No Violation or Conflict by Smithfield France. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated herein, do not and will not conflict with or violate any (a) Law, judgment, order or decree binding on Smithfield France or (b) the Constituent Documents of Smithfield France.

3.11 Subsidiaries. All of the outstanding shares of capital stock and other equity securities of the Subsidiaries have been validly issued and are fully paid and nonassessable, and are owned, directly or indirectly, by Smithfield France, free and clear of all Liens. There are no options, warrants or other rights to subscribe for or purchase any capital stock of the Subsidiaries or securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any capital stock of the Subsidiaries, nor are any of the Subsidiaries committed to issue any such option, warrant or other right. The name and jurisdiction of incorporation or organization of each Subsidiary is set forth on Exhibit 3.11 attached hereto. The Subsidiaries represent all of the subsidiaries (direct and indirect) of Smithfield France.

3.12 Sufficiency of Assets. The Assets constitute, in all material respects, all tangible and intangible assets, contracts and rights used in the FrenchCo Business as such business is presently conducted.

3.13 Financial Statements. The Financial Statements are true and correct in all material respects, present fairly the financial condition of Smithfield France and the Subsidiaries as of the periods presented, and were prepared in accordance with generally accepted accounting principles as in effect in France as of the date of the subject Financial Statements applied on a basis consistent with Smithfield France’s and the Subsidiaries’ past practice and delivered to OCM with a reconciliation to GAAP. The statements of operations included in the Financial Statements are true and correct in all material respects, present fairly the results of operations for such periods, and were prepared in accordance with generally accepted accounting principles as in effect in France as of the date of the subject Financial Statements applied on a basis consistent with Smithfield France’s and the Subsidiaries’ past practice and delivered to OCM with a reconciliation to GAAP. Neither Smithfield France nor the Subsidiaries were subject to any liability or obligation, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, or otherwise (collectively “Liabilities”) other than (i) Liabilities reflected on the Financial Statements or disclosed in the notes thereto, (ii) Liabilities incurred in the ordinary course of business consistent with past practice subsequent to the date of the most recent balance sheet included in the Financial Statements and (iii) such other Liabilities as would not reasonably be expected to, individually or in the aggregate, constitute a Material Adverse Effect.

3.14 Liabilities at Effective Time of Closing. Other than the Debt, Smithfield France will be contributed to the Company on a debt-free basis with no third party or intercompany loans, no underfunded pension obligations and no other liabilities generated outside of the ordinary course of the FrenchCo Business. Smithfield France will be contributed to the Company with customary levels of working capital.

3.15 Authorizations, Valid Obligations, Filings and Consents.

(a) Smithfield has obtained all governmental, statutory, regulatory or other consents, licenses or authorizations required to empower it to enter into and perform its obligations under this Agreement where failure to obtain them would materially and adversely affect its ability to enter into or perform its obligations under this Agreement.

(b) Entry into and performance by Smithfield of this Agreement will not breach any contract or agreement by which it is bound where the breach would materially and adversely affect Smithfield’s ability to enter into or perform its obligations under this Agreement.

3.16 Smithfield, the Shares and Smithfield France and Subsidiaries. No person has entered into any agreement or arrangement whereby any person has the right (exercisable now or in the future and whether contingent or not) to call for the creation, allotment or issue of any share or loan capital in Smithfield France or any of the Subsidiaries (including by way of option or under any right of conversion or pre-emption). There are no commitments by Smithfield France or any of the Subsidiaries to issue any shares of Smithfield France or any Subsidiary. There are no outstanding obligations of Smithfield France or any of the Subsidiaries to repurchase, redeem or otherwise acquire any Shares. Smithfield is entitled to freely transfer (or procure the transfer of) the Contributed Shares.

3.17 Organizational Documents of Smithfield France and the Subsidiaries. All material returns, particulars, resolutions and other documents required under the Law of Smithfield France’s or such Subsidiary’s jurisdiction of incorporation to be delivered on behalf of Smithfield France or such Subsidiary to, or to be registered with, the relevant commercial registry have been made and delivered or registered.

3.18 Absence of Changes. Since the date of the last Financial Statements:

(a) and during the period to the date of this Agreement, there has been no Material Adverse Effect;

(b) the operation of the FrenchCo Business and Smithfield France and each of the Subsidiaries has been carried on only in the ordinary course and no material transaction has been entered into (other than the entering into of that certain Trademark License Agreement between Jean Caby SAS and Weight Watchers International), no material liability has been assumed and no material payment has been made which is not in the ordinary course of business;

(c) no dividend or other distribution has been declared, authorized, paid or made, nor has there been any reduction of paid-up share capital, by Smithfield France or any of the Subsidiaries (except for any dividends provided for in the Financial Statements);

(d) neither Smithfield France nor any of the Subsidiaries has issued or agreed to issue any share or loan capital or other securities, including, without limitation, bonds and profit certificates;

(e) neither Smithfield France nor any of the Subsidiaries has borrowed or raised any money in the nature of a borrowing or taken any borrowing facility (other than (i) the Debt and (ii) through the cash pooling arrangements of Smithfield and its Affiliates); and

(f) neither Smithfield France nor any of the Subsidiaries has repaid any borrowing or indebtedness in advance of its stated maturity.

3.19 Statutory Books. The statutory books (including all registers and minute books) of Smithfield France and each of the Subsidiaries required to be kept by applicable Laws in its jurisdiction of incorporation have been maintained in all material respects in accordance with such Laws and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.20 Accounting Records. The accounting records of Smithfield France and each of the Subsidiaries required to be kept by applicable Laws in its jurisdiction of incorporation have been maintained in accordance with such applicable Laws and are up-to-date in all material respects.

3.21 Securities Exchange Act. To the Knowledge of Smithfield, the management of Smithfield has:

(a) designed and implemented disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to the FrenchCo Business is made known to the management of Smithfield by others within the FrenchCo Business; and

(b) disclosed in relation to the FrenchCo Business, based on its most recent evaluation prior to the date hereof, to Smithfield’s external auditors and the audit committee of its Board of Directors:

(i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Smithfield’s ability to record, process, summarize and report financial data; and

(ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Smithfield’s internal controls over financial reporting.

Since the date of the last Financial Statements, any material change in internal control over financial reporting relating to the FrenchCo Business required by the Exchange Act to be disclosed in the reports filed by Smithfield with the Securities and Exchange Commission has been so disclosed.

3.22 Borrowings and Mortgages. Since the date of the last Financial Statements:

(a) No guarantee, mortgage, charge, pledge, lien, assignment or other security (other than a lien arising by operation of law in the ordinary course of business) over or affecting the whole or any material part of the undertaking or assets of Smithfield France or any of the Subsidiaries has been given or entered into by Smithfield France or any of the Subsidiaries and there is no agreement or commitment to give or create any.

(b) Neither Smithfield France nor any of the Subsidiaries has any outstanding loan capital, has lent any money that has not been repaid, or has any material debts owing to Smithfield France or any of the Subsidiaries other than debts that have arisen in the ordinary course of business.

(c) Neither Smithfield France nor any of the Subsidiaries has:

(i) factored any of its debts or discounted any of its debts or engaged in any financing of a type which would need to be shown or reflected in the Financial Statements; or

(ii) waived any material right of set-off it may have against any third party, other than in the ordinary course of business.

(d) No indebtedness of Smithfield France or any of the Subsidiaries is due and payable and no security over any of the assets of Smithfield France or any of the Subsidiaries is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise. Neither Smithfield France nor any of the Subsidiaries has received any notice whose terms have not been complied with and/or carried out in all material respects from any creditor requiring any payment to be made and/or intimating the enforcement of any security which it may hold over the assets of Smithfield France or such Subsidiary.

3.23 Sureties. No person has given any guarantee of or security for any overdraft, loan or loan facility granted to Smithfield France or any of the Subsidiaries that remains in effect. Neither Smithfield France nor any of the Subsidiaries has given, or agreed to give, any guarantee or security for the benefit of any third party that remains in effect.

3.24 Grants. During the period of three years ending on the date of this Agreement, neither Smithfield France nor any of the Subsidiaries has applied for or received any grant or allowance from any authority or agency. Entry into and performance by Smithfield of this Agreement will not, to the Knowledge of Smithfield, result in a breach or default by Smithfield France or any Subsidiary with respect to any grant or allowance from any authority or agency or trigger any obligation to accelerate the reimbursement of any grant or allowance.

3.25 Licenses. None of Smithfield, Smithfield France or the Subsidiaries has received any written notice in the three years ending on the date of this Agreement (and for the purposes of Section 6.1, the three years ending on the Closing Date) or any other written notice which is still outstanding, from a Governmental Authority alleging that Smithfield France or any of the Subsidiaries has not obtained any material license, permission, authorization (public or private) or consent required for carrying on the FrenchCo Business effectively in the places and in the manner in which it is carried on at the date of this Agreement in accordance with all applicable Laws (each a “Permit” and collectively, “Permits”). A Permit is material for this purpose if failure to obtain it would have either:

(a) a cost (including, for these purposes, a loss of profit) to the FrenchCo Business of more than €200,000; or

(b) a cost (including, for these purposes, a loss of profit) to the FrenchCo Business, when added to the cost of any failure to obtain any other Permit, of more than €500,000.

3.26 Compliance. In the 24 months prior to the date of this Agreement (and for the purposes of Section 6.1, the 24 months prior to the Closing Date), or any such longer period with respect to which a notice of non-compliance remains unresolved as at either such date:

(a) Smithfield France and each of the Subsidiaries has conducted its business and corporate affairs in all material respects in accordance with its Constituent Documents and Permits.

(b) There has been no default by Smithfield France or any of the Subsidiaries under any order, decree or judgment of any court or any Governmental Authority which applies to the FrenchCo Business (or any part of it) where either:

(i) any such single default has had or is likely to have a cost (including, for these purposes, a loss of profit) to the FrenchCo Business of more than €200,000; or

(ii) any such defaults together have had or are likely to have a cost (including, for these purposes, a loss of profit) to the FrenchCo Business of more than €500,000.

3.27 The Business Assets

For the purposes of this Section 3.27, a “material asset” shall mean an asset with a book value in the Financial Statements in excess of €200,000 or any two or more assets, whether or not related, with an aggregate book value in the Financial Statements in excess of €500,000.

(a) Ownership. Smithfield France and the Subsidiaries own (both legally and beneficially) or have a legal entitlement to use all material assets currently used to carry on the FrenchCo Business (the “relevant assets”) and each such owned relevant asset is free from all Liens except for:

(i) title retention provisions in respect of goods and materials supplied to Smithfield France or such Subsidiaries in the ordinary course business; and

(ii) Liens arising in the ordinary course of business by operation of Law.

Neither Smithfield France nor any of the Subsidiaries has (outside the ordinary and normal course of business) disposed of, or agreed to dispose of, any material asset of the FrenchCo Business included in the Financial Statements.

(b) Possession. All material assets necessary and/or currently used to carry on the FrenchCo Business as currently carried on are in the possession or under the control of Smithfield France or the Subsidiaries.

(c) Insurances. Neither Smithfield France nor any of the Subsidiaries has made any claim in excess of €5,000,000 under any policy of insurance which is still outstanding. The premia in respect of such insurances have been paid and, to the Knowledge of Smithfield, all the insurance policies held by Smithfield France and the Subsidiaries are in full force and effect and are not void or voidable and nothing has been done by a beneficiary thereof which has made or is likely to make any of them void or voidable.

(d) Product Liability. Other than in the ordinary course of business, neither Smithfield France nor any of the Subsidiaries has manufactured or sold any products which were or are or will become defective in quality or which did not or do not comply in any material respect with any warranty or representation expressly or implicitly made by or binding on Smithfield France or any of the Subsidiaries or which do not comply in all material respects with all applicable regulations, standards and requirements. There are no material outstanding claims against Smithfield France or any of the Subsidiaries in respect of defects in quality of any of the products supplied by the FrenchCo Business and, to the Knowledge of Smithfield, there are no circumstances which are likely to give rise to any such claim, where either:

(i) any such single claim has had or is likely to have a cost (including, for these purposes, a loss of profit) to the FrenchCo Business of more than €200,000; or

(ii) any such claims together have had or are likely to have a cost (including, for these purposes, a loss of profit) to the FrenchCo Business of more than €500,000.

Other than in the ordinary course of business, there have been no product recalls in relation to any of the products of the FrenchCo Business in the three years prior to the date of this Agreement (and for purposes of Section 6.1, the three years ending on the Closing Date) other than in relation to any facts, matters or circumstances generally affecting the industry in which the FrenchCo Business operates and, to the Knowledge of Smithfield, there are no circumstances which are likely to give rise to any such product recalls.

3.28 Consents, Approvals and Compliance with Laws. Smithfield France and the Subsidiaries have been granted and there are now in force all Permits necessary for the carrying on of the FrenchCo Business and there are no material breaches of any such Permits and, to the Knowledge of Smithfield, there are no circumstances which indicate that any of the Permits will or are likely to be revoked or not renewed, in whole or in part, in the ordinary course of events. The FrenchCo Business has been conducted in all material respects in accordance with all material applicable Laws.

3.29 No Broker. Neither Smithfield France nor any Subsidiary has any liability to any broker, investment banker or other person for any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated herein, based upon arrangements made by or on behalf of Smithfield or any Affiliate thereof.

3.30 Contractual Matters. For the purposes of this Section 3.30, a contract is material if it is either: (x) one of the top ten customer contracts by annual revenue in each jurisdiction in which the FrenchCo Business operates provided it also represents five per cent. (5%) or more of the revenue of the FrenchCo Business in that jurisdiction; or (y) one of the top ten supplier contracts by annual expenditure in each jurisdiction in which the FrenchCo Business operates provided it also represents five per cent. (5%) or more of the expenditure of the FrenchCo Business in that jurisdiction on inventory or raw materials or is with a sole source supplier.

(a) Material Contracts.

(i) No material contract has been terminated, neither Smithfield France nor any of the Subsidiaries has received written notice from any counterparty to the material contracts of its intention to terminate a material contract and, to the Knowledge of Smithfield, no such counterparties have threatened to terminate a material contract.

(ii) Subject to each counterparty to a material contract having the legal right and power to enter into and perform its obligations thereunder and no counterparty thereto being in default thereunder, each material contract to which Smithfield France or any of the Subsidiaries is a party is in full force and effect in all material respects and is enforceable in all material respects in accordance with its terms, except as such enforceability may be limited by:

(A) bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting generally the enforcement of creditors’ rights;

(B) the availability of equitable remedies (whether in a proceeding in equity or at law); and

(C) the inclusion in any such material contract of any restraint of trade or similar protective covenant.

(b) Relevant Contracts. Neither Smithfield France nor any of the Subsidiaries is a party to:

(i) any contract which is not in the ordinary course of business;

(ii) any contract which is with Smithfield or any of its Affiliates and is not on an arm’s length basis;

(iii) an agreement for the future purchase or sale of real property;

(iv) an agreement which is a profit (or loss) sharing agreement, or any partnership, joint venture or other similar contract providing for the formation of any such relationship or involving an equity investment by Smithfield France or any of the Subsidiaries;

(v) an agreement containing any covenant or provision that materially restricts the operation of the FrenchCo Business as currently carried on or otherwise limits in any material respect the freedom of Smithfield France or any of the Subsidiaries to compete other than with Smithfield France or any of the Subsidiaries in any line of business or with any Person or in any area or to purchase goods or services from any person;

(vi) an agreement relating to the acquisition or disposition of any business or material portion thereof (whether by merger, sale of shares, sale of assets or otherwise), in each case involving total consideration of €500,000 or more;

(vii) an agreement relating to any settlement of any material litigation or containing any provision providing for an “earn-out”, contingent purchase price or similar contingent payment obligation on the part of Smithfield France or any of the Subsidiaries under which any such entity has continuing obligations to make aggregate payments in excess of €500,000;

(viii) an agreement containing any limitation on the ability of Smithfield France or any Subsidiary to declare or pay dividends; or

(ix) any other contract (other than on a purchase order basis in the ordinary course of business) that:

(A) involves the payment by any party to such contract of annual consideration in excess of €1,000,000 or, in the case of contracts for the purchase and sale of inventory or raw materials, annual consideration in excess of €2,500,000; or

(B) which cannot be terminated by less than six months’ notice without payment of a material penalty by Smithfield France or any Subsidiary,

other than any such contract or agreement which is also a material contract (each a “relevant contract”).

(c) Purchase Orders. Neither Smithfield France nor any of the Subsidiaries has received notice from any customer of the FrenchCo Business which does business with any of Smithfield France or the Subsidiaries on a purchase order basis that such customer intends to either (i) terminate its relationship with the FrenchCo Business or (ii) modify the volume or monetary value of goods or services it purchases from the FrenchCo Business that would, in either case, reasonably be expected to, individually or in the aggregate, constitute a Material Adverse Effect.

(d) Defaults.

(i) Neither Smithfield France nor any of the Subsidiaries is in material default under any material contract or relevant contract to which it is a party and, to the Knowledge of Smithfield, there are no facts, matters or circumstances which are reasonably likely to give rise to such default.

(ii) To the Knowledge of Smithfield, no counterparty to a material contract or relevant contract did not have the legal right and power to enter into and perform its obligations thereunder or is in material default thereunder.

(iii) To the Knowledge of Smithfield, no event has occurred, is subsisting nor is likely to arise which, with the giving of notice and/or lapse of time, would constitute or result in a material default or the acceleration of any material obligation of Smithfield France or any of the Subsidiaries under any material contract or any relevant contract.

3.31 Litigation. Neither Smithfield France nor any of the Subsidiaries is involved as a party in any material litigation, arbitration or administrative proceedings and no such proceedings have been threatened in writing by or against Smithfield France or any of the Subsidiaries. For this purpose:

(a) material means any single proceeding which (if successful) is likely to result in a cost, benefit or value to the FrenchCo Business of more than €500,000 or two or more proceedings, whether or not related, which (if successful) are likely to result in an aggregate cost, benefit or value of €2,500,000; and

(b) any proceedings for collection by Smithfield France or any of the Subsidiaries of debts arising in the ordinary course of business are excluded.

3.32 Investigations. To the Knowledge of Smithfield, neither Smithfield France nor any of the Subsidiaries is subject to any order, judgment, direction, investigation or other proceedings by any Governmental Authority which may prevent or delay the fulfillment of any of the conditions set forth in Section 6.1. Neither Smithfield, nor Smithfield France or any of the Subsidiaries has received written notice of any material investigation by a Governmental Authority which is current or pending concerning Smithfield France or any of the Subsidiaries.

3.33 Insolvency, etc.

(a) Insolvency. Neither Smithfield, nor Smithfield France or any of the Subsidiaries is insolvent or bankrupt under the Laws of its jurisdiction of incorporation or unable to pay its debts as they fall due.

(b) Winding Up. Neither Smithfield, nor Smithfield France or any of the Subsidiaries has received any written notice that an order has been made, petition presented or meeting convened for the winding up of Smithfield or Smithfield France or any of the Subsidiaries or for the appointment of any provisional liquidator.

(c) Administration and Receivership. Neither Smithfield, Smithfield France nor any Subsidiary has received any written notice concerning the appointment of a receiver (including any administrative receiver or the equivalent to a receiver or administrative receiver in the relevant jurisdiction) in respect of the whole or any material part of the property, assets and/or undertaking of the FrenchCo Business.

(d) Arrangements with Creditors etc. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning Smithfield France or any of the Subsidiaries and no events have occurred which, under applicable Laws, would be reasonably likely to justify any such cases or proceedings. None of Smithfield or any of its Affiliates nor Smithfield France or any Subsidiary has made any voluntary arrangement with any of its creditors in the two years prior to the date of this Agreement.

(e) Enforcement of Security. No steps have been taken to enforce any security over any assets comprising part of the FrenchCo Business of Smithfield France or any of the Subsidiaries and, to the Knowledge of Smithfield, no event has occurred which would give rise to a right to enforce such security.

3.34 IP/IT

(a) Intellectual Property.

(i) Except as, individually or in the aggregate, would not constitute a Material Adverse Effect, there are no bona fide claims pending, or to the Knowledge of Smithfield, threatened against Smithfield France or any Subsidiary (A) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Smithfield France or any Subsidiary, infringes on any copyright, patent, trademark, trade name, service mark or trade secret of any third party; (B) against the use by Smithfield France or any Subsidiary of any copyrights, patents, trademarks, trade names, service marks, trade secrets, technology, know-how or computer software programs and applications used in the FrenchCo Business as currently conducted; (C) challenging the ownership, validity or effectiveness of any of the FrenchCo Intellectual Property Rights material to Smithfield France and the Subsidiaries, taken as a whole; or (D) challenging the license or legally enforceable right to use of the Third-Party Intellectual Property Rights by Smithfield France or any Subsidiary. Except as, individually or in the aggregate, would not constitute an Transaction Material Adverse Effect, Smithfield France and each Subsidiary owns, or is licensed to use (in each case free and clear of any Liens), all Intellectual Property currently used in its business as presently conducted.

(ii) As used in this Agreement, the term (A) “Third-Party Intellectual Property Rights” shall mean any rights to Intellectual Property owned by any third party, and (B) “FrenchCo Intellectual Property Rights” shall mean the Intellectual Property owned or used by Smithfield France or any Subsidiary.

(b) Licenses In. Neither Smithfield France nor any of the Subsidiaries has received written notice alleging that Smithfield France or any of the Subsidiaries is in breach constituting grounds for termination of any material License In. For the purpose of this Section 3.34(b), a material License In means a license that contains aggregate payment obligations and/or rights to receive monies by any party of €50,000 or more.

(c) Infringement by Third Parties. To the Knowledge of Smithfield, there has been no infringement by any third party of any of the FrenchCo Intellectual Property Rights, nor any third party breach of confidence, passing off or actionable act of unfair competition in relation to the FrenchCo Business.

(d) Information Technology.

(i) The Target Company IT Systems are either owned by, or licensed or leased to, Smithfield France or any of the Subsidiaries and neither Smithfield France nor any Subsidiary has received written notice from a third party alleging that it is in default under any of those licenses or leases that contain aggregate payment obligations and/or rights to receive monies by any party of €50,000 or more; and

(ii) there has been no material unplanned disruption to, or critical failure in, the operation or performance of the Target Company IT Systems during the 24 months prior to the date of this Agreement.

3.35 Real Estate

(a) General. The Properties comprise all the land and buildings owned, leased, controlled, occupied or used by Smithfield or Smithfield France or any of the Subsidiaries in relation to the FrenchCo Business. Smithfield France and the Subsidiaries are legally and beneficially entitled to the Properties.

(b) Possession and Occupation. Smithfield France or a Subsidiary is in possession and actual occupation of the whole of each of the Properties on an exclusive basis, none of which is vacant, and no other person is in or actually or conditionally entitled to possession, occupation, use or control of any of the Properties.

(c) Title. There is no material Third Party Right in or over or affecting any of the Properties other than Permitted Liens and there is no agreement or commitment to give any material Third Party Rights or create any of them. Smithfield France or a Subsidiary is absolutely entitled to each of the Properties and the proceeds of transfer of them. All buildings, structures, improvements and fixtures located on, under, over or within the Properties, taken as a whole, are, in all material respects, sufficient for the uses for which they are currently used.

(d) Adverse Interests

(i) None of the Properties is subject to any matter which materially adversely affects Smithfield France’s or the relevant Subsidiary’s ability to continue to carry on its existing business from any Property substantially in the manner as at present.

(ii) Neither Smithfield nor Smithfield France or any Subsidiary has received notice of breach of any covenant, restriction, condition or obligation (whether statutory or otherwise) which is material and affects the Properties.

(e) Outgoings. The Properties are not subject to the payment of any outgoings other than the usual rates and taxes and, in the case of leaseholds, rent, insurance rent and service charge and all outgoings have been paid when due and neither Smithfield nor Smithfield France or any Subsidiary has received notice that any payments are disputed.

(f) Disputes. There are no material unresolved disputes, liabilities, claims, complaints or demands relating to or in respect of the Properties or their use and, to the Knowledge of Smithfield, there is no matter which could lead to any such dispute, liability, claim, complaint or demand being issued or made.

(g) Planning Matters. The current use of each of the Properties is an authorized use under any legislation intended to control or regulate the construction, demolition, alteration or use of land or buildings or to preserve or protect the national heritage and any orders, by-laws or regulations made or granted under any of them.

(h) Property Liabilities. Neither Smithfield France nor any of the Subsidiaries has any actual or contingent obligation or liabilities in relation to any freehold or leasehold property other than under its existing title to the Properties.

(i) Leasehold Properties. In relation to those Properties which are leasehold:

(i) the unexpired residue of the term granted by the lease under which each leasehold Property is held is vested in Smithfield France or a Subsidiary;

(ii) in relation to each lease, Smithfield France or the relevant Subsidiary has not received notice of any breach of covenants, restrictions, stipulations and other encumbrances and none of Smithfield, Smithfield France or any Subsidiary has received notice alleging a material breach of any covenants, conditions and agreements contained in the relevant leases, whether on the part of the tenant or otherwise,

(iii) no rent is currently under review;

(iv) neither Smithfield France nor any Subsidiary has commuted any rent or other payment or paid any rent or other payment ahead of the due date for payment;

(v) no surety has been released, expressly or by implication; and

(vi) no tenancy is being continued after the contractual expiry date whether pursuant to statute or otherwise.

3.36 Environmental

For the purpose of this Section 3.36, material shall be deemed to refer to facts, matters, circumstances, issues or events, which have resulted in, or are likely to result in, a single cost to the FrenchCo Business of more than €500,000 or an aggregate cost to the FrenchCo Business of more than €2,500,000.

(a) Compliance with Environmental Laws. To the Knowledge of Smithfield:

(i) within the period of three years prior to Closing, Smithfield France and each of the Subsidiaries has complied in all material respects with Environmental Laws and there are no facts or circumstances which may lead to any material breach of any Environmental Laws relating to any activities or operations carried on at any site owned or occupied by Smithfield France or any of the Subsidiaries in relation to the FrenchCo Business (each a “Site”);

(ii) there are no material claims or proceedings pending against Smithfield France or any of the Subsidiaries with respect to any breach of or liability under Environmental Laws relating to the FrenchCo Business;

(iii) neither Smithfield, Smithfield France nor any of the Subsidiaries has received any written statutory complaints or statutory notices alleging or specifying any material breach of or material liability under any Environmental Laws relating to the FrenchCo Business;

(iv) neither Smithfield France nor any of the Subsidiaries has expressly, or to the Knowledge of Smithfield, by operation of Law, assumed or undertaken or agreed to assume or undertake responsibility for any liability of any other person arising under or relating to Environmental Laws and the FrenchCo Business or any Site or other property (including properties now or previously owned, operated or leased by Smithfield France or any of the Subsidiaries), including any obligation for investigation, corrective or remedial action;

(v) no material work, repairs, remediation, construction or capital expenditure is either:

(A) currently required by Environmental Law; or

(B) based on current circumstances, likely to be required, under any Environmental Law or in order to carry on lawfully the FrenchCo Business or to use any Site in accordance with applicable Environmental Laws.

(b) Hazardous Materials. To the Knowledge of Smithfield:

(i) there exists no substance that is listed, defined or regulated as a harmful or hazardous substance under applicable Environmental Laws, including, without limitation, petroleum and its by-products and friable asbestos (collectively, “Hazardous Materials”), present in, on or under the Sites; and

(ii) there are no facts, circumstances, events, or incidents relating to the Sites or any properties previously owned or operated by Smithfield France or any of the Subsidiaries, including any release of Hazardous Materials, that are likely to:

(A) result in any material environmental liability to the Company, HoldCo or Smithfield France or any of the Subsidiaries after Closing;

(B) prevent or materially interfere with the operation of the FrenchCo Business in compliance with all applicable Environmental Laws by Smithfield prior to Closing and by the Company or HoldCo from and after Closing, in each case as the FrenchCo Business is currently being conducted by Smithfield; or

(C) materially impact or affect the use of any of the Sites by Smithfield France or any of the Subsidiaries.

(c) Environmental Consents. All material Environmental Consents required in relation to the FrenchCo Business and the Properties have been obtained and are being complied with in all material respects.

3.37 Employment

(a) Trade Unions. Neither Smithfield France nor any of the Subsidiaries is involved in any actual or threatened (in writing) industrial or trade dispute with any trade union or other body.

(b) Notice on Termination. Unless applicable Laws do not permit such notice, there exists no written or unwritten contract of employment with any employee that cannot be terminated by Smithfield France or the relevant Subsidiary on three months notice or less without giving rise to a claim for material damages or compensation (other than a statutory redundancy payment or the equivalent in any relevant jurisdiction). No executive officer or plant manager has given or received notice terminating his contract of employment where such notice is due to expire on or after Closing. No person employed in the FrenchCo Business has been dismissed (directly or indirectly) at any time in the three months preceding Closing for a reason related to the transfer under the Employment Regulations of the FrenchCo Business from Smithfield to the Company at the Closing Date or the transactions contemplated by this Agreement.

(c) Records. Smithfield France and each of the Subsidiaries has maintained records regarding the service of each employee (including details of the terms of employment, payments of statutory sick pay and maternity pay, disciplinary and grievance matters, health and safety matters, income tax and social security contributions, wage and time records) which are current in all material respects.

(d) Disclosure of Schemes etc. Except for State Social Security Plans in the relevant jurisdiction, there do not exist any retirement, superannuation, provident, death or disability schemes for directors or employees or any obligations to or in respect of any present or past directors or employees with regard to redundancy, death, sickness or disability pursuant to which Smithfield France or any of the Subsidiaries is or may become liable to make any payments.

(e) Transaction Payments. No employee, officer, worker or consultant will be entitled by reason of the transactions contemplated herein to any one-off payment or similar, or to terminate his service in the FrenchCo Business on other than his normal contractual terms and, to the Knowledge of Smithfield, no executive officer or plant manager who is in receipt of remuneration in excess of €30,000 per annum will give notice terminating his employment as a result of the provisions of this Agreement. Since the date of the last Financial Statements, no agreement has been reached with any officer, employee, trade union or other body representing employees that will or may on a future date result in a material increase in the level of remuneration or benefits payable to the employees.

(f) Previous Transfers. In the 12 months preceding the date of this Agreement, Smithfield France and the Subsidiaries have not failed to or incurred any liability for failure to provide information or to consult with employees under any employment legislation.

(g) Variations to Employment Contracts. Neither Smithfield France nor any of the Subsidiaries has made any offer of employment or engagement to work in the FrenchCo Business that has not yet been accepted, or that has been accepted but the employment or engagement has not yet started (except to any of the employees) other than in the ordinary course of business.

(h) Proceedings. No person working or who have worked for the FrenchCo Business under contracts of employment or contacts for services in the last 6 years have issued or threatened (in writing) to issue any court, employment tribunal or other proceedings against Smithfield or any of its Affiliates or any officer or employee thereof (i) which actual or threatened proceedings (including any grievance or disciplinary proceedings and any appeal) remain unresolved at the date of this Agreement and (ii) the liability in connection thereunder is not reserved for in the Financial Statements.

(i) Discrimination. There are no terms or conditions under which any officer, worker or employee is employed by the FrenchCo Business, nor to the Knowledge of Smithfield has anything occurred or not occurred prior to Closing with respect to the FrenchCo Business, that may give rise to any material claim for sex discrimination, race discrimination, sexual orientation discrimination or discrimination on the grounds of religion or belief, disability discrimination or equal pay under the Laws of any relevant jurisdiction to the extent applicable whether by such officer, worker or employee or a prospective officer, worker or employee or otherwise. In the 12 months preceding this Agreement there has in relation to the FrenchCo Business been no recommendation made by an employment tribunal nor any investigation by any body responsible for investigating or enforcing matters relating to any form of discrimination.

(j) Health and safety. In the 12 months preceding the date of this Agreement no improvement or prohibition notice has been served in connection with the conduct of the FrenchCo Business by any body responsible for health and safety matters in respect of any employee. Neither Smithfield France nor any Subsidiary has incurred any liability in respect of any accident or injury which is not fully covered by insurance, subject to any retention or deductible relating thereto.

3.38 Retirement Benefits

(a) Retirement Benefits/Seller Employee Benefit Plans. Neither Smithfield France nor any of the Subsidiaries provides or contributes to or is liable to provide or contribute to the provision of Retirement Benefits for or in respect of any employee, other than Retirement Benefits that are customary in their industry.

(b) No Proposals. No proposal exists and no agreement has been made to establish any other arrangement for providing any Retirement Benefits or to continue or increase any Retirement Benefits under any Target Employee Benefit Plan for or in respect of any employee, or to maintain any such Retirement Benefits or the level of any such Retirement Benefits generally for any period.

(c) Approval. Any Target Employee Benefit Plan that is capable of Approval is Approved on the date of this Agreement, and nothing has been done or omitted to be done and there are no circumstances which would or might result in any Target Employee Benefit Plan ceasing to have Approval.

(d) Due Payment. All amounts which have fallen due to be paid to or in respect of the Target Employee Benefit Plans and/or State Social Security Plan and/or Industry-Wide Plan by Smithfield France or any of the Subsidiaries on or before the date of this Agreement (including all insurance premiums, taxes and expenses) have been duly paid in full.

(e) Compliance. Smithfield France and each of the Subsidiaries are currently in compliance in all material respects with their respective obligations under the Target Employee Benefit Plans, State Social Security Plans and Industry-Wide Plans, and each Target Employee Benefit Plan is currently administered and operated in all material respects in accordance with all applicable Laws, guidelines and requirements (including the requirements of any tax, fiscal, social security, supervisory and regulatory authorities) and the provisions of the relevant Target Employee Benefit Plan’s governing documentation.

(f) Disputes and Investigations. Other than routine claims for benefits, there are no actions, suits, claims, disputes, complaints or proceedings outstanding, pending or threatened against any Target Employee Benefit Plan or, to the Knowledge of Smithfield, against the trustees, managers, administrators, custodians or fiduciaries of any Target Employee Benefit Plan or against Smithfield France or any of the Subsidiaries in respect of any act, event, omission or other matter arising out of or in connection with any Target Employee Benefit Plan and/or against Smithfield France or any of the Subsidiaries in respect of any State Social Security Plan or Industry-Wide Plan which are in each case material and, to the Knowledge of Smithfield, there are no circumstances which could or might give rise to any such action, suit, claim, dispute, complaint or proceedings.

(g) Defined Contribution Seller Employee Plans. Neither Smithfield France nor any of the Subsidiaries has any unfunded liability (actual or contingent, present or future) to any person under or in connection with any funded defined contribution benefits under any Target Employee Benefit Plan.

3.39 Tax Matters

(a) Each of Smithfield France and the Subsidiaries comply and have complied, for periods open for Tax audit or claims under the applicable statutes of limitation, with the Tax Regulations and, more particularly, and without limitation, have filed on a timely basis all returns and reports in respect of Taxes for which they may be liable. Such Tax Returns have been true and complete in all material respects and do not contain any significant errors, inaccurate statements or lapses.

(b) All Taxes required to be paid by each of Smithfield France and the Subsidiaries that were due and payable prior to the date hereof have been timely paid or are being contested in good faith by appropriate proceedings. Each of Smithfield France and the Subsidiaries have made sufficient provisions in the Financial Statements for the payment of all Taxes which may become due in relation to periods prior to December 31, 2005.

(c) For the fiscal years ended April 27, 2003, May 2, 2004 and May 1, 2005 and for all other full or partial fiscal years to and including the date hereof, no deficiencies for any Taxes have been assessed against any of Smithfield France and the Subsidiaries, and (other than one ongoing audit with respect to the deductibility of certain insurance expenses) there has been no audit or investigation by any Tax authority with respect to any of Smithfield France and the Subsidiaries and, to the Knowledge of Smithfield, no such audit or investigation is currently pending.

(d) None of Smithfield France and the Subsidiaries benefits from a specific Tax regime subordinated to compliance with any undertaking whatsoever.

3.40 Value of Smithfield France. Smithfield is solely responsible for the value given to the Contributed Shares for the purposes of the increase of the capital of the Company described in Section 2.1. The value given to the Contributed Shares in connection with the share capital increase is fair, reasonable and is properly supported by the real value of the Contributed Shares, and any challenge of the value by any interested party would be unsuccessful.

ARTICLE IV

WARRANTIES OF EPOF AND OPPS

4.1 EPOF Warranties. EPOF hereby warrants to Smithfield, the Company and Holdco that:

(a) Organization. EPOF is a société à responsibilité limitée duly organized, validly existing and in good standing under the laws of Luxembourg and has full power to enter into this Agreement and to perform its obligations hereunder.

(b) Authorization; Execution and Delivery; Enforceability. The execution, delivery and performance by EPOF of this Agreement, and of all of the other documents and instruments required hereby from EPOF, are within the power of EPOF and have been duly authorized by all necessary action of EPOF. This Agreement has been duly executed and delivered by EPOF. This Agreement is, and the other documents and instruments required hereby to which EPOF is a party will be, when executed and delivered by the parties thereto, the valid and binding obligations of EPOF, enforceable against EPOF in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors’ rights and (b) the availability of equitable remedies (whether in a proceeding in equity or at law).

(c) No Violation or Conflict by EPOF. The execution, delivery and performance of this Agreement by EPOF, and the consummation of the transactions contemplated herein, do not and will not (a) conflict with or violate any Law, judgment, order or decree binding on EPOF or (b) the Constituent Documents of EPOF.

(d) No Broker. Other than Tri-Artisan Partners LLC (“Tri-Artisan”), neither EPOF nor any of its Affiliates has any liability to any broker, investment banker or other person for any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated herein, based upon arrangements made by or on behalf of EPOF and all fees and expenses of Tri-Artisan shall be paid solely by EPOF.

4.2 OPPS Warranties. OPPS hereby warrants to Smithfield, the Company and Holdco that:

(a) Organization. OPPS is a société à responsibilité limitée duly organized, validly existing and in good standing under the laws of Luxembourg and has full power to enter into this Agreement and to perform its obligations hereunder.

(b) Authorization; Execution and Delivery; Enforceability. The execution, delivery and performance by OPPS of this Agreement, and of all of the other documents and instruments required hereby from OPPS, are within the power of OPPS and have been duly authorized by all necessary action of OPPS. This Agreement has been duly executed and delivered by OPPS. This Agreement is, and the other documents and instruments required hereby to which OPPS is a party will be, when executed and delivered by the parties thereto, the valid and binding obligations of OPPS, enforceable against OPPS in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors’ rights and (b) the availability of equitable remedies (whether in a proceeding in equity or at law).

(c) No Violation or Conflict by OPPS. The execution, delivery and performance of this Agreement by OPPS, and the consummation of the transactions contemplated herein, do not and will not (a) conflict with or violate any Law, judgment, order or decree binding on OPPS or (b) the Constituent Documents of OPPS.

(d) No Broker. Other than Tri-Artisan, neither OPPS nor any of its Affiliates has any liability to any broker, investment banker or other person for any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated herein, based upon arrangements made by or on behalf of OPPS and all fees and expenses of Tri-Artisan shall be paid solely by OPPS.

ARTICLE V

COVENANTS

5.1 Conduct of Business of Smithfield France and the Subsidiaries. Except as otherwise expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time of Closing, Smithfield shall cause Smithfield France and the Subsidiaries to conduct their respective operations according to their ordinary and usual course of business and consistent with past practice, and Smithfield shall cause Smithfield France and the Subsidiaries to use their commercially reasonable efforts to preserve intact their business organization, to keep available the services of their officers and employees and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having material business relationships with them.

5.2 Access to Information. Between the date of this Agreement and the Effective Time of Closing, OCM and its authorized representatives will be given reasonable access to (a) Smithfield France and the Subsidiaries and (b) the Books and Records of Smithfield France and the Subsidiaries. Smithfield shall also provide representatives of OCM with reasonable access upon request to other personnel of Smithfield France and the Subsidiaries and to Smithfield France’s and the Subsidiaries’ premises; provided, however, that any such access shall be conducted in a mutually satisfactory manner that is intended to preserve the confidentiality of the transactions contemplated herein prior to Closing. All such information shall be kept confidential in accordance with the Confidentiality and Exclusivity Agreement.

5.3 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable Law that are necessary to consummate and make effective the transactions contemplated by this Agreement and the Purchase Agreement, including, without limitation, obtaining debt financing for the Company.

5.4 Public Announcements. Smithfield and OCM shall consult with each other before the issuance of any press release or the making of any other public statement with respect to this Agreement or any of the transactions contemplated herein. Neither Smithfield nor OCM shall issue any such press release or make any such public statement prior to such consultation or as to which Smithfield or OCM reasonably objects, except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange or inter-dealer quotation system.

5.5 Confidentiality and Exclusivity Agreement. Notwithstanding the execution of this Agreement, the Confidentiality and Exclusivity Agreement shall remain in full force and effect through the earlier to occur of (a) the expiration of the Confidentiality and Exclusivity Agreement in accordance with its terms or (b) the Effective Time of Closing, at which time the Confidentiality and Exclusivity Agreement shall terminate and be of no further force and effect.

5.6 Target Debt. Pursuant to (i) Section (b)(ii)(e) of that certain Letter Agreement, dated August 4, 2006 (the “Letter Agreement”), among SLE, Parent, Tarvalón, EPOF, OPPS, Sara Lee/DE France S.A.S. (“Sara Lee/DE”), Smithfield and Sara Lee Charcuterie S.A. (“SLC”) and (ii) Article II of that certain Claim Assignment Agreement, dated as of August 4, 2006 (the “Assignment Agreement”) by and between Sara Lee/DE, SLC, Tarvalón, EPOF, OPPS and Smithfield, each of EPOF, OPPS, Smithfield and Tarvalón agreed to jointly and severally to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) all such further documents, at EPOF’s, OPPS’s, Smithfield’s and Tarvalón’s cost, as may be required by law or as may be necessary or reasonably desirable to implement the transactions contemplated by the Letter Agreement and the Assignment Agreement. Each of EPOF, OPPS, Smithfield and Tarvalón agrees to indemnify the other parties, their affiliates and their respective members, directors, officers, employees and agents against, and agrees to hold each of them harmless from, any damage, loss, liability, cost, charge, fee, penalty, tax or expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) incurred or suffered by them arising out of, or relating to, the breach by such party of (x) Section(b)(ii)(e) of the Letter Agreement and/or (y) Article II of the Assignment Agreement.

ARTICLE VI

CONDITIONS PRECEDENT TO CLOSING

6.1 Conditions Precedent to Obligations of OCM. Each and every obligation of OCM to be performed at the Closing shall be subject to the satisfaction, or waiver by OCM, at or prior to the Closing, of the following express conditions precedent:

(a) the warranties of Smithfield contained in Article III hereof shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (without regard to any Material Adverse Effect or materiality qualifiers contained therein), except (i) to the extent such warranties expressly speak as of an earlier date, in which case as of such earlier date and (ii) for those failures to be true and correct that would not, individually or in the aggregate have, or be reasonably likely to have, a Transaction Material Adverse Effect;

(b) Smithfield and/or the Company, as the case may be, shall, in all material respects, have performed all obligations and complied with all covenants necessary to be performed or complied with by them or it on or before the Effective Time of Closing;

(c) since the date of this Agreement, there shall have occurred no changes, events or circumstances which would, individually or in the aggregate, constitute a Transaction Material Adverse Effect, it being understood that Smithfield shall not waive the condition contained in Clause 3.1(b) of the Purchase Agreement without OCM’s prior written consent;

(d) OCM shall have received a certificate of the President or any Vice President of Smithfield, in a form reasonably satisfactory to counsel for OCM, certifying fulfillment of the matters referred to in paragraphs (a), (b) and (c) of this Section 6.1;

(e) no investigation, suit, action or other proceeding shall be pending before any Governmental Authority that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, or that otherwise questions the validity or legality of this Agreement or the consummation of the transactions contemplated hereby; and

(f) the transactions contemplated by the Purchase Agreement shall be consummated simultaneously with the Closing.

6.2 Conditions Precedent to Obligations of Smithfield. Each and every obligation of Smithfield to be performed at the Closing shall be subject to the satisfaction, or waiver by Smithfield, at or prior to the Closing, of the following express conditions precedent:

(a) the warranties of each of EPOF and OPPS contained in Article IV hereof shall be true and correct in all respects (as to warranties qualified or limited by the word “material” or phrases of like import) and in all material respects (as to warranties not so limited or qualified) when made and at and as of the Closing Date with the same force and effect as if those warranties had been made at and as of such time except to the extent such warranties speak as of a specified earlier date, then as of such earlier date;

(b) each of EPOF and OPPS shall, in all material respects, have performed all obligations and complied with all covenants necessary to be performed or complied with by them before the Effective Time of the Closing;

(c) Smithfield shall have received a certificate of a Director of each of EPOF and OPPS, in a form reasonably satisfactory to counsel for Smithfield, certifying fulfillment of the matters referred to in paragraphs (a) and (b) of this Section 6.2;

(d) the transactions contemplated by the Purchase Agreement shall be consummated simultaneously with the Closing; and

(e) no investigation, suit, action or other proceeding shall be pending before any Governmental Authority that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, or that otherwise questions the validity or legality of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE VII

INDEMNITIES AND ADDITIONAL COVENANTS

7.1 Smithfield’s Indemnity

(a) Each of Smithfield and Parent hereby indemnifies and holds (x) EPOF, OPPS and their respective Affiliates (other than the Company) (collectively, the “OCM Indemnified Parties”) and (y) the Company harmless from and against, and agrees to defend promptly the OCM Indemnified Parties and the Company from and reimburse the OCM Indemnified Parties and the Company for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind, including, without limitation, reasonable attorneys’ fees and other legal costs and expenses but excluding, except as expressly set forth herein, any claims for punitive, consequential, special or incidental damages (hereinafter referred to collectively as “Losses”) (including, for the purposes of indemnification of the Company, claims for lost profits, and diminution in value of Smithfield France and the Subsidiaries in reference to the value of Smithfield France and the Subsidiaries determined for the purposes of Article II of this Agreement), that (A) in the case of any OCM Indemnified Party, that any OCM Indemnified Party and (B) in the case of the Company, the Company may at any time suffer or incur, or become subject to, as a result of or in connection with (i) any breach or inaccuracy of any of the warranties made by Smithfield in or pursuant to this Agreement without regard to any Material Adverse Effect or materiality qualifier or monetary threshold therein and (ii) any breach or failure of Smithfield to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and instruments delivered by Smithfield pursuant to this Agreement; provided, that (1) the OCM Indemnified Parties shall have the right to indemnification pursuant to clause (i) above only for those warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.8, 3.9, 3.29 and 3.40 of this Agreement and (2) in no event shall Smithfield and Parent be liable to pay duplicate Losses to each of (x) the OCM Indemnified Parties and (y) the Company in respect of any single claim for Losses; provided, further, that the Company shall have the first priority to make any claim for indemnification. Neither Smithfield nor Parent shall be required to indemnify, hold harmless, defend or reimburse the OCM Indemnified Parties or the Company pursuant to Section 7.1(a)(i) hereof in respect of the warranties made by Smithfield unless such right to indemnification is asserted by an OCM Indemnified Party or the Company by notice to Smithfield within the following time periods:

(A) with respect to the warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.8, 3.9, 3.29 and 3.40 hereof, without time limitation; and

(B) with respect to all other warranties set forth in Article III hereof, within three (3) years after the Closing Date.

Notwithstanding the foregoing, neither Smithfield nor Parent shall be required to indemnify, hold harmless, defend or reimburse any OCM Indemnified Party or the Company pursuant to this Section 7.1(a) unless and until the amount of all Losses for which indemnification is sought by either party with respect thereto shall exceed, in the aggregate, €3,000,000, at which point Smithfield and Parent will be obligated to indemnify the OCM Indemnified Parties or the Company, as the case may be, for all additional Losses in excess thereof; provided, however, that Smithfield’s and Parent’s obligation to indemnify, hold harmless, defend or reimburse the OCM Indemnified Parties and the Company for any Losses incurred in connection with this Section 7.1(a) shall in no event exceed €24,000,000 in the aggregate in respect thereof.

(b) The amounts for which Smithfield and Parent shall be liable under Section 7.1(a) of this Agreement shall be net of any insurance proceeds received by any OCM Indemnified Party or the Company in connection with the facts giving rise to the right of indemnification.

(c) In the event a claim against any OCM Indemnified Party or the Company arises that is covered by the indemnity provisions of Section 7.1(a) of this Agreement, notice shall be given promptly by such OCM Indemnified Party or the Company to Smithfield and Parent; provided, however, that the failure to give notice as required by this Section 7.1(c) shall not result in a waiver of any right to indemnification hereunder except to the extent that Smithfield’s and Parent’s ability to defend against the event with respect to which indemnification is sought is actually prejudiced by the failure of the OCM Indemnified Party or the Company to give such notice promptly. Provided that Smithfield and Parent admit in writing to the party seeking indemnification that such claim is covered by the indemnity provisions of Section 7.1(a) hereof, Smithfield and Parent shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless the party seeking indemnification agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of Smithfield and Parent; provided, however, that neither Smithfield nor Parent may effect any settlement that could result in any cost, expense or liability to, or have any adverse effect upon, any OCM Indemnified Party or the Company unless such party consents in writing to such settlement and Smithfield and Parent agree to indemnify such party therefor. The party seeking indemnification may select counsel to participate in any defense, in which event such counsel shall be at the sole cost and expense of such party. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

7.2 OCM’s Indemnity

(a) OCM hereby indemnifies and holds (x) Smithfield and its Affiliates (other than the Company) (the “Smithfield Indemnified Parties”) and (y) the Company harmless from and against, and agrees to defend promptly the Smithfield Indemnified Parties and the Company from and reimburse the Smithfield Indemnified Parties and the Company for, any and all Losses (including, for the purposes of indemnification of the Company, claims for lost profits and diminution in value) that (A) in the case of the Smithfield Indemnified Parties, the Smithfield Indemnified Parties or (B) in the case of the Company, the Company may at any time suffer or incur, or become subject to, as a result of or in connection with (i) any breach or inaccuracy of any of the warranties made by OCM in or pursuant to this Agreement without regard to any materiality qualifier therein and (ii) any breach or failure by OCM to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and instruments delivered by OCM pursuant to this Agreement; provided, that in no event shall OCM be liable to pay duplicate Losses to each of (x) the Smithfield Indemnified Parties and (y) the Company in respect of any single claim for Losses; provided, further, that the Company shall have the first priority to make any claim for indemnification. Notwithstanding the foregoing, OCM shall not be required to indemnify, hold harmless, defend or reimburse Smithfield pursuant to this Section 7.2(a) unless and until the amount of all Losses for which indemnification is sought with respect thereto shall exceed, in the aggregate, €3,000,000, at which point OCM will be obligated to indemnify the Smithfield Indemnified Parties for all additional Losses with respect thereto; provided, however, that OCM’s obligation to indemnify, hold harmless, defend or reimburse the Smithfield Indemnified Parties and the Company for any Losses incurred in connection with this Section 7.2(a) shall in no event exceed €24,000,000 in the aggregate in respect thereof.

(b) The amounts for which OCM shall be liable under Section 7.2(a) of this Agreement shall be net of any insurance proceeds received by a Smithfield Indemnified Party or the Company in connection with the facts giving rise to the right of indemnification.

(c) In the event a claim against any Smithfield Indemnified Party or the Company arises that is covered by the indemnity provisions of Section 7.2(a) of this Agreement, notice shall be given promptly by such Smithfield Indemnified Party or the Company to OCM; provided, however, that the failure to give notice as required by this Section 7.2(c) shall not result in a waiver of any right to indemnification hereunder except to the extent that OCM’s ability to defend against the event with respect to which indemnification is sought is actually prejudiced by the failure of the Smithfield Indemnified Party or the Company to give such notice promptly. Provided that OCM admits in writing to the party seeking indemnification that such claim is covered by the indemnity provisions of Section 7.2(a) hereof, OCM shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless the party seeking indemnification agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of OCM; provided, however, that OCM may not effect any settlement that could result in any cost, expense or liability to, or have any adverse effect upon, any Smithfield Indemnified Party or the Company unless such party consents in writing to such settlement and OCM agrees to indemnify such party therefor. The party seeking indemnification may select counsel to participate in any defense, in which event such counsel shall be at the sole cost and expense of such party. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

7.3 Additional OCM Indemnity. Oaktree hereby indemnifies and holds Parent harmless from and against with respect to, and agrees to reimburse Parent for, one-half (1/2) of any and all Losses that Parent may at any time actually suffer or actually incur pursuant to Clause 36 of the Purchase Agreement or that certain side letter, dated June 26, 2006, among Parent, the Company and Sara Lee Corporation relating to termination fee matters (the “Termination Fee Letter”); provided, that notwithstanding anything to the contrary in this Agreement, Oaktree will have no direct performance obligations under the Purchase Agreement other than the obligations to pay the amounts described in this Section 7.3. For the avoidance of doubt, no third party shall have the right to make any claim against Oaktree by operation of this Section 7.3.

7.4 Company Indemnity. Each of the Company and HoldCo hereby indemnifies and holds their respective directors harmless from and against, and agrees to reimburse the directors for, any and all Losses that any such Person may at any time suffer or incur, or become subject to, as a result of any claim made by any third party regarding the valuation of Smithfield France and the Subsidiaries for the purposes of Article II hereof. The directors of each of the Company and HoldCo shall be third party beneficiaries for the purposes of this Section 7.4.

7.5 Further Assurances. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties to this Agreement will take, without additional consideration, such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

ARTICLE VIII

TERMINATION; WAIVER

8.1 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Effective Time of Closing:

(a) by mutual written consent of Smithfield and OCM;

(b) by Smithfield at any time following Smithfield becoming aware that either EPOF or OPPS has breached any warranty or covenant contained in this Agreement in any material respect, if Smithfield has notified OCM of the breach and the breach has continued without cure for a period of 20 days after the notice of breach;

(c) by OCM at any time following OCM becoming aware that Smithfield has breached any warranty or covenant contained in this Agreement in any material respect, if OCM has notified Smithfield of the breach and the breach has continued without cure for a period of 20 days after the notice of breach;

(d) by Smithfield or OCM, if the Purchase Agreement has been terminated in accordance with its terms;

(e) by Smithfield or OCM, if any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated herein and such order, decree, ruling or other action shall have become final and nonappealable; or

(f) by OCM if, immediately prior to Closing, OCM, acting reasonably and in good faith, determines that a Material Adverse Change (as defined in the Purchase Agreement) has occurred and is continuing and OCM (i) provides notice of such determination immediately thereafter to Smithfield and (ii) describes in such notice with specificity the basis for OCM’s determination.

8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders; provided, however, that nothing contained in this Section 8.2 shall (a) relieve any party from liability for any breach of this Agreement or from its obligations under the proviso to Section 9.2 hereof or (b) relieve Oaktree of its obligations pursuant to Section 7.3 hereof; provided, further, however, that any termination of this Agreement shall not preclude Smithfield from consummating the transactions contemplated by the Purchase Agreement.

8.3 Waiver; Extension. At any time prior to the Effective Time, each of EPOF and Smithfield may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or waive compliance with any of the covenants, agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

MISCELLANEOUS

9.1 Entire Agreement; Amendment. This Agreement and the documents referred to herein (including the Confidentiality and Exclusivity Agreement) and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

9.2 Expenses. The Company shall promptly reimburse each party following the Closing for all out-of-pocket fees and expenses incurred by such party that are associated with the transactions contemplated hereby and by the Purchase Agreement, including, without limitation, all actual, out-of-pocket due diligence and related costs and expenses, fees and expenses of legal and accounting advisors, consultants and financing fees and expenses (and, in the case of Smithfield, investment banking advisory fees) (“Expenses”); provided, that in the event of the termination of this Agreement pursuant to Article VIII, Smithfield and Oaktree shall each bear 50% of the aggregate Expenses of the parties.

9.3 Governing Law; Consent to Jurisdiction. This Agreement shall be construed and interpreted according to the laws of the State of New York, without regard to the conflicts of law rules thereof; provided, however, that Sections 5-1401 and 5-1402 of the New York General Obligations Law shall apply to this Agreement. Each of the parties hereto, in respect of itself and its properties, agrees to be subject to (and hereby irrevocably submits to) the nonexclusive jurisdiction of any United States federal court sitting in the Borough of Manhattan, New York City, New York in respect of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated herein, and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of the parties hereto irrevocably waives, to the fullest extent it may effectively do so under applicable Law, any objection to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Either party hereto may make service on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.5 hereof. Nothing in this Section 9.3, however, shall affect the right of any party to bring any action or proceeding arising out of or relating to this Agreement in any other court within the United States or to serve legal process in any other manner permitted by Law or in equity.

9.4 Assignment. This Agreement and each party’s respective rights hereunder may not be assigned by operation of Law or otherwise at any time except as expressly set forth herein without the prior written consent of the other party.

9.5 Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service, or when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when received via telecopy, telex or other electronic transmission, in all cases addressed to the person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section 9.5:

If to Smithfield:	SFDS Global Holdings BV

c/o Smithfield Foods, Inc.
499 Park Avenue, 6th Floor
New York, New York 10022
Attention: Richard J. M. Poulson, Esq.
Executive Vice President, General Counsel and
Senior Advisor to the Chairman
Facsimile: (212) 758-8421

With a copy to:	Smithfield Foods, Inc.
200 Commerce Street
Smithfield, VA 23430
Attention: Michael H. Cole, Esq.
Vice President, Secretary and
Deputy General Counsel
Facsimile: (757) 365-3025

And to:	Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, VA 23219
Attention: Gary E. Thompson
Facsimile: (804) 788-8218

If to EPOF:	OCM Luxembourg EPOF Meats Holdings SARL
67 Boulevard Grand-Duchesse Charlotte
L-1331 Luxembourg
Telecopy: 00 352 264 582 94
Attention: Justin Bickle
Szymon Dec

With a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Telecopy: 212-735-2000
Attention: Eileen T. Nugent

If to OPPS:	OCM Luxembourg OPPS Meats Holdings SARL
67 Boulevard Grand-Duchesse Charlotte
L-1331 Luxembourg
Telecopy: 00 352 264 582 94
Attention: Pedro Urquidi
Chris Boehringer

With a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Telecopy: 212-735-2000
Attention: Eileen T. Nugent

If to Oaktree:	OCM Luxembourg EPOF SARL
67 Boulevard Grand-Duchesse Charlotte
L-1331 Luxembourg
Telecopy: 00 352 264 582 94
Attention: Justin Bickle
Szymon Dec

With a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Telecopy: 212-735-2000
Attention: Eileen T. Nugent

9.6 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of an executed counterpart to this Agreement.

9.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

9.8 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders. All references to contracts, agreements, leases or other understandings or arrangements shall refer to oral as well as written matters. The specificity of any warranty contained herein shall not be deemed to limit the generality of any other warranty contained herein. All references to the “date of this Agreement” or the “date hereof” shall be to June 29, 2006 unless specifically noted.

9.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.10 No Reliance. Except as set forth in Sections 7.1, 7.2 and 7.4 hereof with respect to the OCM Indemnified Parties, the Smithfield Indemnified Parties and the directors of the Company, as applicable, no third party is entitled to rely on any of the warranties and agreements contained in this Agreement. Except as set forth in Sections 7.1, 7.2 and 7.4 hereof with respect to OCM Indemnified Parties, Smithfield Indemnified Parties and the directors of the Company, as applicable, no party to this Agreement assumes any liability to any third party because of any reliance on the warranties and agreements of the parties hereto contained in this Agreement.

9.11 Survival; Exhibits. The warranties of each party hereto shall be deemed to be material and to have been relied upon by the other parties, notwithstanding any investigation heretofore or hereafter made by the other parties, and shall survive the Closing to the extent and for such time as is necessary to enable the parties to enforce their respective rights to indemnification under this Agreement. Nothing in the Exhibits hereto shall be deemed adequate to disclose an exception to a warranty made herein, unless such Exhibit identifies the exception with reasonable particularity.

9.12 Oaktree. Except as expressly set forth in Section 7.3 and Article IX hereof, Oaktree shall have no obligations under this Agreement or the Original Contribution Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Contribution Agreement to be duly executed as of the day and year first above written.

TARVALÓN, S.L.

/s/ Michael H. Cole
Name:
Its:

BACARRETO, S.L.

/s/ Michael H. Cole
Name:
Its:

SFDS GLOBAL HOLDINGS BV

	By:	Trust International Management
(T.I.M.) B.V.
	Its:	Managing Director

/s/ M.F. Selhorst
	Name:	M.F. Selhorst
	Its:	Managing Director

/s/ S.R. Bark
	Name:	S.R. Bark
	Its:	Attorney-in-Fact

OCM LUXEMBOURG EPOF MEATS HOLDINGS SARL

/s/ Justin Bickle
Director

/s/ Jean Fell
Director

Director

OCM LUXEMBOURG OPPS MEATS HOLDINGS SARL

/s/ Jean Fell
Director

/s/ Christopher Boehringer
Director

/s/ Pedro Urquidi
Director

For the purposes of Articles VII and IX only:

SMITHFIELD FOODS, INC.

/s/ Michael H. Cole
Name:
Its:

For the purposes of Section 7.3 and Article IX only:

OCM LUXEMBOURG EPOF SARL

/s/ Justin Bickle
Director

/s/ Jean Fell
Director

Director